Exhibit 10.13

CUSIP NUMBER:

$115,000,000

CREDIT AGREEMENT

among

MORTON’S OF CHICAGO, INC.,

as Borrower,

MORTON’S RESTAURANT GROUP, INC.,

as Parent,

CERTAIN DOMESTIC SUBSIDIARIES

OF THE PARENT

FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

ROYAL BANK OF CANADA,

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

and

LASALLE NATIONAL BANK

as Documentation Agents

Dated as of February __, 2006

WACHOVIA CAPITAL MARKETS, LLC

and

RBC CAPITAL MARKETS

as Joint Lead Arrangers and Joint Book Runners

i

Schedules

Schedule 1.1-1	Account Designation Letter
Schedule 1.1-2	Permitted Investments
Schedule 1.1-3	Permitted Liens
Schedule 1.1-4	Commitment Schedule
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.4(d)	Form of Swingline Note
Schedule 2.10	Form of Notice of Conversion/Extension
Schedule 2.18	Tax Exempt Certificate
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.21	Labor Matters
Schedule 3.30	Material Contracts
Schedule 4.1-1	Form of Secretary’s Certificate
Schedule 4.1-2	Form of Solvency Certificate
Schedule 5.2(b)	Form of Officer’s Compliance Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1	Indebtedness
Schedule 6.6	Transactions with Affiliates
Schedule 9.6(c)	Form of Commitment Transfer Supplement

CUSIP NUMBER:

This CREDIT AGREEMENT, dated as of February     , 2006, is by and among MORTON’S OF CHICAGO, INC., an Illinois corporation (the “Borrower”), MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”), those Subsidiaries of the Parent identified as a “Guarantor” on the signature pages hereto and such other Subsidiaries of the Parent as may from time to time become a party hereto (together with the Parent, collectively the “Guarantors” and each a “Guarantor”), the several banks and other financial institutions as are, or may from time to time become, parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower in the amount of up to $115,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“ABR Default Rate” shall mean a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage with respect to Alternate Base Rate Loans plus 2%.

“Accessible Borrowing Availability” means, as of any date of determination, the amount that the Borrower is able to borrow on such date under the Revolving Committed Amount without a Default or Event of Default occurring or existing after giving pro forma effect to such borrowing.

“Account Designation Letter” shall mean the Account Designation Letter dated as of the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Schedule 1.1-1.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Revolving Loan” shall have the meaning set forth in Section 2.2(a).

“Additional Term Loan” shall have the meaning set forth in Section 2.2(b).

“Adjusted Leverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter of the Parent, the ratio of (a) the sum of (i) Funded Debt of the Parent and its Subsidiaries on the last day of such period plus (ii) the product of eight (8) multiplied by Consolidated Rent Expense to (b) Consolidated EBITDAR for such period.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person (excluding any securities or equity interests having such power only upon the occurrence of a contingency which has not yet occurred) or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, modified, restated, amended and restated, extended, replaced, increased or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent at its principal office as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Adjusted Leverage Ratio), it being understood that the Applicable Percentage for (i) Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin”, (ii) LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin and Letter of Credit Fee”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin and Letter of Credit Fee”, and (iv) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Adjusted Leverage Ratio	Alternate Base Rate Margin	LIBOR Rate Margin and Letter of Credit Fee	Commitment Fee
I	< 3.00 to 1.0	0.000%	0.625%	0.125%
II	> 3.00 to 1.0 but < 4.50 to 1.0	0.000%	0.750%	0.150%
III	> 4.50 to 1.0	0.000%	1.000%	0.200%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to Administrative Agent and Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Subject to the last sentence of this definition, such Applicable Percentage shall be effective from an Interest Determination Date until the next Interest Determination Date. Notwithstanding the foregoing, the initial Applicable Percentages shall be set at Level II until the first Interest Determination Date occurring after the Closing Date. If Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a) and 5.1(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which Borrower was so required to provide such financial information and certifications to Administrative Agent and Lenders, be based on Level III until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Adjusted Leverage Ratio.

“Approved Fund” shall mean, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) – (c).

“Arrangers” shall mean Wachovia Capital Markets, LLC and RBC Capital Markets* as Joint Lead Arrangers and Joint Book Runners, together with their successors and/or assigns.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “Asset Disposition” shall not include (i) the sale, lease, transfer or other disposition of assets permitted by Section 6.4(a)(i), (ii), (iii)(A), (iv), (v), (vi), (vii) or (viii) hereof, (ii) any Equity Issuance or (iii) the ceasing of operations by an operating Subsidiary pursuant to a Liquidation Event.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean the occurrence of an Event of Default under Section 7.1(e).

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other

*	RBC Capital Markets is the marketing name for the corporate and investment banking activities of Royal Bank of Canada.

equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated at the time of the acquisition thereof A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within nine months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (vi) shares of any so-called “money market fund,” provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $100,000,000 and has an investment portfolio with an average maturity of 365 days or less and (vii) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Change of Control” shall mean the occurrence of any of the following: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than the Sponsor, becomes the “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act of 1934) of more than 35% of then outstanding Voting Stock of the Parent, measured by voting power rather than the number of shares and representing a greater percentage of such voting power than that represented by the voting stock of the Parent then owned or controlled directly or indirectly by the Sponsor; (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent then in office or (c) the Parent shall cease to own, directly or indirectly, 100% of the Voting Stock of the Borrower.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other collateral that may from time to time secure the Credit Party Obligations.

“Commitment” shall mean the Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean, for each Lender, the percentage identified as its Commitment Percentage on Schedule 1.1-4 hereto or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Commitment Period” shall mean (a) with respect to Revolving Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is 30 days prior to the Maturity Date.

“Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Schedule 9.6(c).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with a Credit Party within the meaning of Section 4001 of ERISA or is part of a group which includes a Credit Party and which is treated as a single employer under Section 414 of the Code.

“Comparable Register” shall have the meaning set forth in Section 9.6(d).

“Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures of the Parent and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP, excluding assets acquired with the proceeds of Asset Dispositions or Recovery Events.

“Consolidated EBITDAR” shall mean, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii), without duplication, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation, amortization expense and other non-cash charges (including charges relating to the grant or vesting of stock options, restricted stock grants or similar equity-based incentives), (D) Consolidated Rent Expense, (E) pre-opening expenses in connection with new restaurants, (F) payments made pursuant to the Employment Separation Agreement, (G) payments of management fees to the Sponsor for any period prior to the Closing Date and payment to the Sponsor of the Management Agreement Termination Fee, (H) FICA tax credits earned and (I) prepayment penalties and premiums and other debt exit costs paid and write-offs of deferred financing costs recognized in connection with the repayment of Indebtedness on the Closing Date, all as determined in accordance with GAAP to the extent applicable. For purposes of determining compliance with the financial covenants set forth in Section 5.9 only, for the six months following the closing of Bertolini’s of Las Vegas, Inc. (“BLV”) for renovations, the Borrower shall be permitted to add to Consolidated EBITDAR an amount equal to the Consolidated EBITDAR attributable to BLV for the same period during the previous fiscal year; provided, that (a) the foregoing addition to Consolidated EBITDAR shall only be permitted once prior to the Maturity Date and (b) any actual Consolidated EBITDAR attributable to BLV for such six month period shall not be included in the calculation of Consolidated EBITDAR.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (i) the portion of Consolidated Interest Expense paid or payable in cash during such period plus (ii) Scheduled Funded Debt Payments for such period plus (iii) amounts paid or payable in cash in respect of federal, state, local and foreign income, value added and similar taxes by the Parent and its Subsidiaries on a consolidated basis for such period (reduced by the amount of any refund of such taxes during such period) plus (iv) Consolidated Rent Expense for such period plus (v) dividends, stock repurchases and other Restricted Payments made in cash by the Parent and its Subsidiaries during such period, all as determined in accordance with GAAP. For the avoidance of doubt, separation payments made to Allen Bernstein pursuant to his Employment Separation Agreement shall not be included in the calculation of Consolidated Fixed Charges.

“Consolidated Interest Expense” shall mean, for any period, all interest expense of the Parent and its Subsidiaries (including, without limitation, the interest component under Capital Leases and any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product), as determined in accordance with GAAP. Notwithstanding the foregoing, for the purposes of calculating Consolidated Interest Expense for (a) the fiscal quarter ending April 2, 2006, Consolidated Interest Expense for such fiscal quarter shall be equal to the product of (i) Consolidated Interest Expense for the period beginning on the Closing Date and ending on April 2, 2006 multiplied by (ii) (A) the number of days in such fiscal quarter divided by (B) the number of days in the period beginning on the Closing Date and ending on April 2, 2006 and (b) the four fiscal quarters ending on each of April 2, 2006, July 2, 2006 and October 1, 2006, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (i) for the calculation of Consolidated Interest Expense as of April 2, 2006, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (ii) for the calculation of Consolidated Interest Expense as of July 2, 2006, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (iii) for the calculation of Consolidated Interest Expense as of October 1, 2006, Consolidated Interest Expense for the three (3) fiscal quarter period then ending will be multiplied by one and one-third (1 1/3). For purposes of this Agreement, Consolidated Interest Expense shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the applicable period in connection with any Permitted Acquisition or any disposition permitted hereunder as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, net income after taxes for such period of the Parent and its Subsidiaries on a consolidated basis (excluding extraordinary and non-recurring items, goodwill impairment charges and currency translation expenses), as determined in accordance with GAAP.

“Consolidated Rent Expense” shall mean, for any period, all cash rent expense of the Parent and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Tangible Assets” shall mean, at any time, the amount representing the assets of the Parent and its Subsidiaries that would appear on the consolidated balance sheet of the Parent and its Subsidiaries at such time prepared in accordance with GAAP, less goodwill and other intangibles.

“Continuing Directors” shall mean, during any period of up to twenty four consecutive months commencing after the Closing Date, individuals who at the beginning of such twenty four month period were directors of the Parent (together with any new director whose election by the Parent’s board of directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Licenses” shall mean any written agreement naming any Credit Party as licensor and granting any right under any Copyright including, without limitation, any thereof referred to in Schedule 3.16.

“Copyrights” shall mean (a) all copyrights of the Credit Parties and their Subsidiaries in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the LOC Documents and the Security Documents.

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents (including principal, interest, fees, reimbursements and indemnification obligations and other amounts and any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) solely for purposes of the Security Documents and the Guaranty, all liabilities and obligations, whenever arising, owing from any Credit Party or any of their Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries (excluding, for purposes hereof, any Equity Issuance or any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Sections 6.1(a)-(l) hereof).

“Default” shall mean any event which would constitute an Event of Default, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition with respect to such Event of Default, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement or failed to fund a Participation Interest in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Deposit Account and Insurance Letter” shall mean that letter, dated as of the Closing Date, from the Credit Parties to the Administrative Agent and the Lenders, setting forth certain information related to deposit accounts and insurance matters as required pursuant to Sections 3.24 and 3.28.

“Discretionary Issuing Lender” has the meaning specified in Section 2.3(j).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office in such Lender’s Administrative Details form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Employment Separation Agreement” shall mean the letter agreement dated as of December 30, 2005, between the Parent and Allen J. Bernstein.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party or a Subsidiary of (a) shares or interests of its Capital Stock, (b) any shares or interests of its Capital Stock pursuant to the exercise of options or warrants or other similar rights, (c) any shares or interests of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) warrants or options or other similar rights which are exercisable for or convertible into shares or interests of its Capital Stock. The term “Equity Issuance” shall not include (i) any Asset Disposition, (ii) any Debt Issuance, (iii) any equity issuance to directors, officers or employees of any Credit Party or (iv) any equity issuance pursuant to the IPO.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, with respect to any such event, that any requirement for the giving of notice or the lapse of time, or both, or any other condition with respect thereto, has been satisfied.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated December 22, 2005 addressed to the Borrower from the Administrative Agent and the Arrangers, as amended, modified or otherwise supplemented.

“FICA” shall mean the Federal Insurance Contributions Act in Title 26 of the United States Code.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the four quarter period ending on the last day of any fiscal quarter of the Parent, the ratio of (i) Consolidated EBITDAR for such period to (ii) Consolidated Fixed Charges for such period.

“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning set forth in Section 2.5(b).

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person prepared in accordance with GAAP, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements which would appear as liabilities on a balance sheet of a Person prepared in accordance with GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof (the amount of which shall be deemed to be the lower of the maximum liability of such Person thereunder or the maximum reasonably anticipated amount of such other Person’s Indebtedness), and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person; provided, however, that with respect to Funded Debt of the Parent and its Subsidiaries, Funded Debt shall not include Subordinated Indebtedness among the Borrower and the Guarantors to the extent such Indebtedness would be eliminated on a consolidated basis.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9, to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.19.

“Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(e) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement; provided, in the case of a Secured Hedging Agreement with a Person who is no longer a Lender, such Person shall be considered a Hedging Agreement Provider only through the stated maturity date (without extension or renewal) of such Secured Hedging Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Inactive Subsidiary” shall mean each Subsidiary of the Parent that (a) does not engage in any type of business activity, (b) does not create, incur, assume or permit to exist any Indebtedness or any Guaranty Obligations, and (c) does not own any of the Capital Stock of any Credit Party.

“Incremental Revolving Facility” shall have the meaning set forth in Section 2.2(a).

“Incremental Term Facility” shall have the meaning set forth in Section 2.2(b).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (g) the principal portion of all obligations of such Person under Capital Leases plus any accrued interest thereon, (h) all obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is six (6) months after the Maturity Date, (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent of which there is recourse to such Person.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December during the term of this Agreement and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b) hereof, the date of such prepayment.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(D) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(E) no more than eight (8) LIBOR Rate Loans may be in effect at any time; provided that, for purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” shall mean all investments made directly or indirectly by any Person in the shares of Capital Stock, property, assets, indebtedness or other obligations or securities of another Person, or by loan, advance, capital contribution or otherwise.

“IPO” shall mean an equity issuance on or before the Closing Date by the Parent consisting of a primary public offering of the common Capital Stock of the Parent (i) pursuant to the Transaction Documents (including without limitation an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act) and (ii) resulting in net cash proceeds to the Parent of at least $75,000,000.

“Issuing Lender” shall mean the Administrative Agent, any Discretionary Issuing Lender and any successor in such capacity.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Letters of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever for the purpose of securing payment or performance of an obligation (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquidation Event” shall have the meaning set forth in Section 7.1.

“Loan” shall mean a Revolving Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Commitment as specified in Schedule 1.1-4 or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.3 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 1.1-4 or in the Commitment Transfer Supplement.

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Management Agreement Termination Fee” shall mean the fees and expenses, estimated to be approximately $8.4 million, to pay the termination fee in connection with the termination of MHLLC’s management agreement with Castle Harlan, Inc. and related documentation.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other material Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other material Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract or other arrangement, whether written or oral, to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms of Section 5.10 or 5.12, as the same may be amended, modified, restated or supplemented from time to time.

“Mortgaged Property” shall mean any owned real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition or Debt Issuance, net of (a) direct costs paid or payable as a result thereof (including, without limitation, reasonable legal, accounting and investment banking fees, brokerage fees, survey costs, sales commissions and other customary fees, costs and expenses actually incurred in connection with such Asset Disposition or Debt Issuance), (b) taxes (including any documentary, transfer or other taxes) paid or payable as a result thereof, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any Asset Disposition and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Disposition including, without limitation, pension, other post-employment benefit liabilities, other liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Disposition; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in respect of any Asset Disposition or Debt Issuance.

“Note” or “Notes” shall mean the Revolving Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate, in substantially the form attached as Schedule 2.1(b)(i).

“Notice of Conversion/Extension” shall mean the written notice of extension or conversion as referenced and defined in Section 2.10.

“Obligations” shall mean, collectively, Loans and LOC Obligations.

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participant Register” shall have the meaning set forth in Section 9.6(d).

“Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.3 and in Swingline Loans as provided in Section 2.4.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.

“Patents” shall mean (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that, after giving effect to the acquisition on a pro forma basis, (A) the Adjusted Leverage Ratio shall each be less than or equal to the ratio that is 0.25 lower than the applicable ratio then required under Sections 5.9(a) and (B) the Credit Parties are in compliance with each of the financial covenants set forth in Sections 5.9 (b) and (c), (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (iv) the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and (C) consolidated projected income statements of the Parent and its Subsidiaries (giving effect to such acquisition), all in form and substance reasonably satisfactory to the Administrative Agent, (v) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, (vi) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target, (vii) after giving effect to such acquisition, there shall be at least $25,000,000 of Accessible Borrowing Availability under the Revolving Committed Amount and (viii) the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries), net of the Target’s cash and Cash Equivalents, paid by the Credit Parties and their Subsidiaries (A) in connection with any such acquisition shall not exceed $20,000,000, (B) for all acquisitions made during the term of this Agreement shall not exceed $60,000,000 and (C) for all acquisitions of Persons that are not incorporated, formed or organized in the United States made during the term of this Agreement, when aggregated with the amount of Investments made in joint ventures and

Foreign Subsidiaries permitted pursuant to clause (x) of the definition of Permitted Investments, shall not exceed $20,000,000.

“Permitted Investments” shall mean:

(i) cash and Cash Equivalents;

(ii) receivables owing to the Parent or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii) Investments in and loans by any Credit Party to any other Credit Party;

(iv) loans and advances to employees in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding and not in violation of Sarbanes-Oxley or any other Requirement of Law;

(v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi) Investments, acquisitions or transactions permitted under Section 6.4(b);

(vii) Investments existing as of the Closing Date, as set forth on Schedule 1.1-2;

(viii) Hedging Agreements permitted pursuant to Section 6.1(e);

(ix) non-cash consideration from Asset Dispositions permitted under Section 6.4(a);

(x) investments in joint ventures and Foreign Subsidiaries, when aggregated with the aggregate consideration for acquisitions of Persons that are not incorporated, formed or organized in the United States made pursuant to clause (viii)(C) of the definition Permitted Acquisitions, in an amount not to exceed $40,000,000 in the aggregate at any time outstanding;

(xi) Permitted Acquisitions; and

(xii) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $5,000,000.

“Permitted Liens” shall mean:

(i) Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Lenders;

(ii) Liens in favor of a Hedging Agreement Provider in connection with a Secured Hedging Agreement, but only if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens;

(iii) Liens securing purchase money Indebtedness and Capital Lease Obligations to the extent permitted under Section 6.1(c); provided, that (A) any such Lien attaches to such property concurrently with or within ninety days after the acquisition thereof and (B) such Lien attaches solely to the property so acquired in such transaction;

(iv) Liens for taxes, assessments, charges or other governmental levies (A) not yet due or as to which the period of grace, if any, related thereto has not expired or (B) which are being contested in good faith by appropriate proceedings, and for which adequate reserves with respect thereto are maintained on the books of the any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(v) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty days or which are being contested in good faith by appropriate proceedings;

(vi) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements incurred in the ordinary course of business;

(vii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

(ix) Liens existing on the Closing Date and set forth on Schedule 1.1-3 and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any such Lien; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;

(x) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(xi) Liens on equipment arising from precautionary UCC financing statements relating to the lease of such equipment to the extent permitted by this Agreement;

(xii) other Liens on real estate owned by a Credit Party on or before the Closing Date securing Indebtedness permitted under Section 6.1(h);

(xiii) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which the relevant Credit Party shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(xiv) normal and customary Liens, rights of setoff and recoupment rights upon deposits of cash in favor of banks or other depository institutions relating to due and unpaid bank fees, bank charges, returned checks and chargebacks, and other normal and customary obligations associated with the maintenance of deposit accounts by such banks or other depository institutions; and

(xv) other Liens securing obligations not to exceed $500,000 in an aggregate principal amount outstanding at any time.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, as amended, modified, restated or supplemented from time to time.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent month end preceding the date of such transaction.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Purchasing Lender” shall have the meaning set forth in Section 9.6(c).

“Rating Agencies” shall have the meaning set forth in Section 9.6(i).

“Recovery Event” shall mean the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their property or assets.

“Register” shall have the meaning set forth in Section 9.6(d).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, at any time, Lenders holding more than fifty percent of (a) the outstanding Revolving Commitments or (b) if the Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Credit Party, any duly authorized officer thereof.

“Restricted Payments” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or

hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness or (e) the payment by the Parent or any of its Subsidiaries of any management, advisory or consulting fee, or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a holder of Capital Stock of the Parent or any of its Subsidiaries.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Commitment Percentage of the Revolving Committed Amount.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Parent and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases and any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during the applicable period ending on the date of determination).

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, modified, supplemented, extended or restated from time to time.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization” shall have the meaning set forth in Section 9.6(i).

“Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, as amended, modified or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments and such other documents executed and delivered and/or filed in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and patent, trademark and copyright filings.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Sponsor” means (i) Castle Harlan Partners III, L.P. or any Affiliate or limited partner thereof or any fund or account controlled or managed by or under common control with Castle Harlan Partners III, L.P. or any Affiliate or limited partner thereof, and (ii) Castle Harlan, Inc. and employees, management and directors of, and pooled investment vehicles managed by, any of the foregoing, their limited partners and their respective Affiliates.

“Subordinated Indebtedness” shall mean any Indebtedness incurred by any Credit Party subject to subordination provisions acceptable to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean the Administrative Agent.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.4(a).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Tax Exempt Certificate” shall have the meaning set forth in Section 2.18(b).

“Taxes” shall have the meaning set forth in Section 2.18.

“Threshold Requirement” shall have the meaning set forth in Section 5.10.

“Trademark License” shall mean any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a “LIBOR Tranche”.

“Transaction Documents” shall mean the Form S-1 Registration Statement filed by the Parent on December 2, 2005, as amended and supplemented and in effect as of the Closing Date and such other agreements and documents delivered in connection with the IPO.

“Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Parent delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall be given pro forma effect as if such transaction had taken place as of the first day of such applicable test period.

Section 1.4 Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally, but not jointly, agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000) (as such aggregate maximum amount may be increased from time to time as provided in Section 2.2 or reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed such Lender’s Revolving Commitment and (ii) with regard to the Lenders collectively, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 12:00 P.M. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if lees).

(iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as any Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes; Covenant to Pay. The Borrower’s obligation to pay each Lender’s Revolving Loans shall be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of Schedule 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Credit Agreement and the Revolving Notes.

Section 2.2 Incremental Facilities.

(a) Incremental Revolving Facility. Subject to the terms and conditions set forth herein and so long as no Default or Event of Default has occurred and is continuing, the Borrower shall have the right, up to two times prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Revolving Committed Amount (each an “Incremental Revolving Facility” and collectively the “Incremental Revolving Facilities”). The following terms and conditions shall apply to each Incremental Revolving Facility: (i) the loans made under each Incremental Revolving Facility (each an “Additional Revolving Loan”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) each Incremental Revolving Facility shall have the same terms (including interest rate and maturity date) as the existing Revolving Loans, (iii) each Incremental Revolving Facility shall be entitled to the same voting rights as the existing Revolving Loans, voting as one class, and shall be entitled to receive a pro rata share of proceeds of prepayments on the same basis as the existing Revolving Loans, (iv) each Incremental Revolving Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (v) the proceeds of the Additional Revolving Loans will be used for the purposes set forth in Section 3.11, (vi) the Borrower shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Commitment is increased, (vii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (viii) each such Incremental Revolving Facility shall be in a minimum amount of $25,000,000 (and $5,000,000 increments in excess thereof), (ix) the aggregate amount of all Incremental Revolving Facilities and all Incremental Term Facilities (if any) shall not exceed $50,000,000 at any time and (x) the Administrative Agent shall have received from the Borrower (A) resolutions, legal opinions and other corporate authority documents with respect to each Incremental Revolving Facility requested by the Administrative Agent, substantially the same in form and substance as those delivered on the Closing Date pursuant to Section 4.1 and (B) updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to such Incremental Revolving Facility on a Pro Forma Basis, the Credit Parties will be in compliance with the financial covenants set forth in Section 5.9 and no Default or Event of Default shall exist. Participation in each Incremental Revolving Facility shall be offered first to each of the existing Lenders and each such Lender shall have ten (10) Business Days to respond to such offer, but each such Lender shall have no obligation to provide all or any portion of the Incremental Revolving Facility. If the amount of any Incremental Revolving Facility shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Revolving Facility, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Incremental Revolving Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to solely incorporate the terms of each Incremental Revolving Facility therein. Upon any increase of the Revolving Committed Amount pursuant to this Section 2.2(a), the Borrower shall use proceeds of Revolving Loans pursuant to such Incremental Revolving Facility to prepay any Revolving Loans outstanding on the effective date for the Incremental Revolving Facility (and pay any additional amounts required pursuant to Section 2.17) to the extent necessary to keep the aggregate outstanding Revolving Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments.

(b) Incremental Term Facility. Subject to the terms and conditions set forth herein and so long as no Default or Event of Default has occurred and is continuing, the Borrower shall have the right, up to two times prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of term loans (each, an “Incremental Term Facility” and collectively the “Incremental Term Facilities”). The following terms and conditions shall apply to the Incremental Term Facilities: (i) the loans made under the Incremental Term Facilities (the “Additional Term Loans”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) the interest rate margin and amortization schedule applicable to each Incremental Term Facility shall be determined at the time such Incremental Term Facility is made available, (iii) each Incremental Term Facility shall have a maturity date no sooner than the Maturity Date, (iv) each Incremental Term Facility shall be entitled to the same voting rights as the existing Revolving Loans voting as one class except as to matters solely affecting the Incremental Term Facility and shall be entitled to receive proceeds of prepayments on the same basis as the existing Revolving Loans, but prior to any prepayments of the Revolving Loans with such proceeds, (v) the Incremental Term Facilities shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (vi) each Incremental Term Facility shall be in a minimum amount of $25,000,000 (and $5,000,000 increments in excess thereof), (vii) the aggregate amount of all Incremental Term Facilities and all Incremental Revolving Facilities (if any) shall not exceed $50,000,000 at any time, (viii) the proceeds of any Additional Term Loan will be used for the purposes set forth in Section 3.11, (ix) the Borrower shall execute a promissory note in form and substance satisfactory to the Administrative Agent in favor of any new Lender or any existing Lender requesting a note, (x) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied and (xi) the Administrative Agent shall have received from the Borrower (A) resolutions, legal opinions and other corporate authority documents with respect to such Incremental Term Facility requested by the Administrative Agent, substantially the same in form and substance as those delivered on the Closing Date pursuant to Section 4.1 and (B) updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Term Facility on a Pro Forma Basis, the Credit Parties will be in compliance with the financial covenants set forth in Section 5.9 and no Default or Event of Default shall exist. Participation in Incremental Term Facilities shall be offered first to each of the existing Lenders and each such Lender shall have ten (10) Business Days to respond to such offer, but each such Lender shall have no obligation to provide all or any portion of the Incremental Term Facilities. If the amount of any Incremental Term Facility requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Term Facility, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Incremental Term Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to solely incorporate the terms of any new Incremental Term Facility therein.

Section 2.3 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, during the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions applicable to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Lender.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Lender after the Closing Date shall be deemed to have purchased a Risk Participation in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (or on the next succeeding Business Day as provided in connection with a Mandatory LOC Borrowing, but subject to the accrued interest as provided in the next sentence hereof) (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the ABR Default Rate. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans on the date such notice is received by the Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the date such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, the occurrence of a Bankruptcy Event), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) UCP and ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

(i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Subsidiary of the Parent; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j) Discretionary Issuing Lender. Any Lender (in such capacity, a “Discretionary Issuing Lender”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent (such consent not to be unreasonably withheld), and in such Lender’s sole discretion, agree to issue one or more Letters of Credit on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the Issuing Lender hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary Issuing Lender. With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Discretionary Issuing Lenders shall have all of the same rights and obligations under and in respect of this Agreement and the other Credit Documents, and shall be entitled to all of the same benefits as are afforded to the Issuing Lender hereunder and thereunder. The Administrative Agent shall promptly notify each of the Lenders of the appointment of any Discretionary Issuing Lender. Each Discretionary Issuing Lender shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Discretionary Issuing Lender (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

Section 2.4 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon delivery of a Notice of Borrowing by the Borrower to the Administrative Agent not later than 2:00 P.M. on such Business Day. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof. Such borrowing will then be made available to the Borrower by the Swingline Lender on the date (which shall be a Business Day) specified in the applicable Notice of Borrowing (by the end of such Business Day) by funding the account of the Borrower set forth in the Account Designation Letter the aggregate amount of the Swingline Loans requested.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of a Bankruptcy Event, (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note; Covenant to Pay. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Credit Agreement and the Swingline Note.

Section 2.5 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit

Fee, the Borrower agrees to pay to the Issuing Lender, for its own account and without sharing by the other Lenders, an additional fronting fee (the “Fronting Fee”) of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Letter of Credit Fee and the Fronting Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees and Fronting Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.6 Commitment Reductions.

(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations would exceed the Revolving Committed Amount.

(b) Swingline Committed Amount. If the Revolving Committed Amount is reduced pursuant to Section 2.6(a) below the then Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(c) Maturity Date. The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.7 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of a Revolving Loan shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount), and (ii) each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and one Business Day’s irrevocable notice of prepayment in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Amounts prepaid under this Section 2.7(a) shall be applied to the outstanding Loans as the Borrower may elect; provided that each Lender shall receive its pro rata share (except with respect to prepayments of Swingline Loans) of any such prepayment based on its Commitment Percentage. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate loans in direct order of Interest Period maturities. All prepayments under this Section 2.7(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loans not been prepaid. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Loans and cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (v) below).

(ii) Asset Dispositions. Promptly following any Asset Disposition or related series of Asset Dispositions in excess of $500,000, the Borrower shall prepay the Loans and cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (v) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent within ten (10) Business Days after such Asset Disposition a certificate stating that it intends to use such Net Cash Proceeds to acquire like assets used in the business of the Parent and its Subsidiaries (or enter into binding commitments to acquire such assets) within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that (A) any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and cash collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (vi below) and (B) if Borrower enters into a binding commitment to reinvest Net Cash Proceeds, within such 180-day period, it shall be required to apply any Net Cash Proceeds not in fact so used within 360 days after receipt to prepay Loans and cash collateralize outstanding LOC Obligations.

(iii) Issuances. Immediately upon receipt by any Credit Party of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance to the Lenders (such prepayment to be applied as set forth in clause (v) below).

(iv) Recovery Event. Immediately upon receipt by any Credit Party of proceeds from any Recovery Event, the Borrower shall prepay the Loans and cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of such cash proceeds, net of any taxes due or payable by the such Credit Party with respect to such proceeds (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing at the time of such Recovery Event, any Net Cash Proceeds shall not be required to the extent the Borrower (A) pursues such repair or replacement in a diligent manner, (B) such repair or replacement is completed or Borrower shall have entered into binding commitments to repair or replace such asset within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested by the end of the applicable period shall be applied to repay the Loans and/or cash collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (v) below) and (C) if Borrower enters into a binding commitment to repair or replace such asset, within such 180-day period, it shall be required to apply any Net Cash Proceeds not in fact so used within 360 days after receipt to prepay Loans and cash collateralize outstanding LOC Obligations.

(v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.7(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Sections 2.7(b)(i), (1) first, to the outstanding Swingline Loans, (2) second, to the outstanding Revolving Loans (without a corresponding permanent reduction to the Revolving Committed Amount) and (3) third (after all Revolving Loans have been repaid), to a cash collateral account in respect of LOC Obligations, and (B) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii), (iii) and (iv), (1) first, to the outstanding Swingline Loans (without a corresponding permanent reduction in the Revolving Committed Amount), (2) second, to the outstanding Revolving Loans (without a corresponding permanent reduction in the Revolving Committed Amount) and (3) third (after all Revolving Loans have been repaid), to a cash collateral account in respect of LOC Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. Each Lender shall receive its pro rata share (except with respect to prepayments of Swingline Loans) of any such prepayment based on its Commitment Percentage. All prepayments under this Section 2.7(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.8 Lending Offices.

LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

Section 2.9 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the ABR Default Rate).

Section 2.10 Conversion Options.

(a) The Borrower may, in the case of Revolving Loans, elect from time to time to convert all or any portion of an Alternate Base Rate Loan to a LIBOR Rate Loan by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election; provided that (i) no Alternate Base Rate Loan or portion thereof may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one Business Date prior to the proposed date of conversion. A form of Notice of Conversion/Extension is attached as Schedule 2.10. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.11 Computation of Interest and Fees.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.12 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Unless otherwise specified herein, each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees and the Issuing Lender Fees). Unless otherwise required by the terms of this Credit Agreement, each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans shall be applied to such Loans as directed by the Borrower or otherwise applied in accordance with the terms of Section 2.7(a) hereof. Each optional prepayment on account of principal of the Loans shall be applied an accordance with Section 2.7(a); provided, that prepayments made pursuant to Section 2.15 shall be applied in accordance with such section. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(a) and each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b)(v). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, including the payment or cash collateralization of the outstanding LOC Obligations and, with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders and any Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.12(b). Notwithstanding the foregoing terms of this Section 2.12(b), only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.

Section 2.13 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from such Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

Section 2.14 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for an Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.15 Illegality.

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent, on behalf of such Lender, shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.16 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Participation Interest therein or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit (or the Participations Interests therein) or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c) The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Any claim by a Lender for indemnification under this Section 2.16 shall be made no later than 90 days after such Lender becomes aware of any amount payable to such Lender under this Section.

Section 2.17 Indemnity.

Except for Taxes which shall be solely covered by Section 2.18, the Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure of the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) the failure of the Borrower to make any prepayment of a LIBOR Rate Loan after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a LIBOR Rate Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder, but excluding any such loss or expense due to such Lender’s gross negligence or willful misconduct. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.18 Taxes.

(a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or additions to tax with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower or such other evidence of payment reasonably satisfactory to the Lenders. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request (which shall specify in reasonable detail the nature and amount of such Taxes), for the amount of any Taxes so levied or imposed and paid by such Lender. Nothing contained in this Section 2.18 shall require a Lender to make available its tax returns or provide any information relating to its taxes which it reasonably deems confidential.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments as set forth in clause (i) above, or (x) a certificate in substantially the form of Schedule 2.18 (any such certificate, a “Tax Exempt Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. Each Lender that is a United States person as that term is defined in Section 7701(a)(30) of the Code , other than a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall, no later than the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant Section 9.6(c), on the date of such assignment or transfer to such Lender, deliver to the Borrower and the Administrative Agent two accurate, complete and signed copies of Internal Revenue service Form W-9 or successor form, certifying that such Lender is not subject to United States backup withholding tax. In addition, each Lender agrees that it will deliver updated versions of the foregoing, as applicable, (i) whenever the previous certification has become inaccurate in any material respect or (ii) at any time reasonably requested by the Borrower or the Administrative Agent, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States or to indemnify such Lender for any withholding Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

(d) If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18(d) to the Borrower or any other party.

(e) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 2.19 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.3 and except for Taxes which shall be solely covered by Section 2.18, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Borrower and the Issuing Lender and each Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d) Nothing in this Section 2.19 is intended to limit the Reimbursement Obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.20 Replacement of Lenders.

If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Condition.

The Borrower has delivered the following financial statements to the Administrative Agent:

(a) balance sheets and the related statements of income and of cash flows for the fiscal years ended December 29, 2002, January 4, 2004 and January 2, 2005 for the Parent and its Subsidiaries, audited by KPMG, LLP;

(b) company-prepared unaudited balance sheets and related statements of income and cash flows for the Parent and its Subsidiaries for the fiscal year ended January 1, 2006;

(c) company-prepared unaudited monthly balance sheets and related statements of income and cash flows for the Parent and its Subsidiaries through the next-to-last month ending immediately prior to the Closing Date;

(d) an opening pro forma balance sheet of the Parent and its Subsidiaries as of January 1, 2006, giving effect to the initial Loans hereunder and the other transactions to occur on the Closing Date; and

(e) five-year projections (consisting of projected balance sheets and statements of income and cash flows prepared by the Borrower) of the Parent and its Subsidiaries, which shall have been prepared in good faith based upon reasonable assumptions in light of conditions existing at the date of preparation of such projections, it being recognized that actual results may differ from the projected results by a material amount.

The financial statements referred to in subsections (a), (b), (c) and (d) above are complete and correct and present fairly the financial condition of the Parent and its Subsidiaries as of such dates. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

Section 3.2 No Change.

Since January 2, 2005 (a) (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) no Internal Control Event has occurred.

Section 3.3 Corporate Existence; Compliance with Law.

Each of the Borrower and the other Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business; (c) is duly qualified to conduct business and in good standing under the laws of the state of its organization and each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Each of the Borrower and the other Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Borrower or the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Borrower or the other Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents), except for such consents, authorizations, filings, notices and other actions, the failure of which to obtain or perform could not be reasonably expected to have a Material Adverse Effect. Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Borrower or the other Credit Parties, as the case may be, enforceable against the Borrower or such other Credit Party, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate (a) any material Requirement of Law or any material Contractual Obligation of the Borrower or any other Credit Party (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any material approval or material consent from any Governmental Authority relating to such Person, and (c) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. Neither the Borrower nor any other Credit Party is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit or any of the transactions contemplated hereby, or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act; Etc.

Neither the Borrower nor any other Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8 Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose which violates, or which would require any Lender to make any filing in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock”

owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, and each Plan has complied with the applicable provisions of ERISA and the Code, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that could reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Environmental Matters.

(a) The facilities and properties owned, leased or operated by the Borrower and the other Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law, except for violations or liability that could not reasonably be expected to have a Material Adverse Effect.

(b) The Properties and all operations of the Borrower and the other Credit Parties and/or their Subsidiaries at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower and the other Credit Parties or any of their Subsidiaries (the “Business”), which could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any of the other Credit Parties has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business which could reasonably be expected to result in a Material Adverse Effect, nor does the Borrower or any of the other Credit Parties nor any of their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability on behalf of any Credit Party under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower and the other Credit Parties, threatened in writing, under any Environmental Law to which the Borrower or any other Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business which, in each case, could reasonably be expected to have a Material Adverse Effect.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any other Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws, except, in each case, for violations or liabilities that could not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Use of Proceeds.

The proceeds of the Extensions of Credit shall be used solely by the Borrower to (a) pay any costs, fees and expenses in connection with the Credit Documents and the IPO, (b) repay certain existing indebtedness of the Parent and its Subsidiaries (including the Borrower) and (c) provide for working capital and other general corporate requirements of the Parent and its Subsidiaries (including the Borrower).

Section 3.12 Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date. Information on the attached Schedule includes state of incorporation or organization; the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of Capital Stock; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than Permitted Liens and those arising under or contemplated in connection with the Credit Documents).

Section 3.13 Ownership.

Each Credit Party and its Subsidiaries is the owner of all of its respective personal and real property, and has good and marketable title to or a valid leasehold interest in, all of its respective real property, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the businesses of the Credit Parties and their Subsidiaries, and (after giving effect to the transactions contemplated to occur on the Closing Date) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

Section 3.14 Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15 Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all federal and material state, local and foreign tax returns required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Neither any of the Credit Parties nor any of its Subsidiaries are aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries.

Section 3.16 Intellectual Property.

Each of the Credit Parties and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all Intellectual Property owned by each of the Credit Parties and its Subsidiaries or that each of the Credit Parties or any of its Subsidiaries has the right to use. Except as disclosed in Schedule 3.16 hereto, (a) the specified Credit Party has the right to use the Intellectual Property disclosed in Schedule 3.16 hereto in perpetuity and without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Credit Parties to maintain their validity or effectiveness, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of such Intellectual Property which has not been obtained. None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, in either case which could reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Credit Parties or any of their Subsidiaries, the use of such Intellectual Property by any of the Credit Parties or any of its Subsidiaries does not infringe on the rights of any Person, in each case which could reasonably be expected to have a Material Adverse Effect. The Credit Parties have recorded or deposited with and paid to the United States Copyright Office, the Register of Copyrights, the Copyrights Royalty Tribunal or other Governmental Authority, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any Contractual Obligation of the Credit Parties and/or under Title 17 of the United States Code and the rules and regulations issued thereunder (collectively, the “Copyright Act”), and are not liable to any Person for copyright infringement under the Copyright Act or any other law, rule, regulation, contract or license as a result of their business operations. Schedule 3.16 may be updated from time to time by the Borrower to include new Intellectual Property by giving written notice thereof to the Administrative Agent.

Section 3.17 Solvency.

The fair saleable value of the Credit Parties’ assets, taken as a whole, measured on a going concern basis, exceeds all of their probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

Section 3.18 Investments.

All Investments of each of the Credit Parties and its Subsidiaries are Permitted Investments.

Section 3.19 Location of Collateral.

Set forth on Schedule 3.19(a) is a list of the Properties of the Credit Parties and their Subsidiaries as of the Closing Date, with street address, county and state where located. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.19(c) is the chief executive office and principal place of business of each of the Credit Parties and their Subsidiaries and the State of incorporation or organization of each such Person.

Section 3.20 Brokers’ Fees.

None of the Credit Parties or any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Credit Agreement, the underwriting and related fees payable in connection with the IPO and the dealer manage fee payable in connection with the tender offer for the Parent’s 7.5% Senior Secured Notes.

Section 3.21 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any of the Credit Parties or any of its Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.21 hereto, and none of the Credit Parties or any of its Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.21 hereto or (ii) has knowledge of any potential or pending strike, walkout or work stoppage. Other than as set forth on Schedule 3.21, no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries or, to the best knowledge of the Credit Parties, before any Governmental Authority that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22 Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the filing of appropriate financing statements in favor of the Administrative Agent, on behalf of the Lenders, and upon the Administrative Agent, on behalf of the Lenders, obtaining Control (as defined in the Security Agreement) or possession over those items of Collateral in which a security interest is perfected through Control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.23 Accuracy and Completeness of Information and Representations and Warranties.

The factual information heretofore, contemporaneously or hereafter furnished in writing by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, taken as a whole, neither contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that actual results may differ from the projected results by a material amount. There is no fact now known to the Borrower, any other Credit Party or any of their Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Parent and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and/or the Lenders.

Section 3.24 Insurance.

The present insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount in the Deposit Account and Insurance Letter and such insurance coverage complies with the requirements set forth in Section 5.5(b) or has been otherwise approved by the Administrative Agent.

Section 3.25 Classification as Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or equivalent terms) under and as defined in any agreement governing outstanding Subordinated Indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the Credit Parties and, to the knowledge of the Credit Parties, the other parties thereto.

Section 3.26 [Intentionally Omitted].

Section 3.27 Foreign Assets Control Regulations, Etc.

None of the Credit Parties and none of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. None of the Credit Parties and none of their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (c) the Patriot Act (as defined in Section 9.18). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.28 Deposit and Disbursement Accounts.

The Deposit Account and Insurance Letter lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 3.29 Customer and Trade Relations.

As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve months caused them to be ranked among the ten largest customers of such Credit Party; or in the business relationship of any Credit Party with any supplier material to its operation; such that in either case, such termination, cancellation, modification or change could reasonably be expected to have a Material Adverse Effect.

Section 3.30 Government and Material Contracts.

Schedule 3.30 sets forth a true and correct and complete list of all Material Contracts currently in effect and all contracts or agreements with any Governmental Authority. All of the Material Contracts are in full force and effect and to the knowledge of the Credit Parties no material defaults currently exist thereunder.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date and Initial Extensions of Credit.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans and the Swingline Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Agreements. The Administrative Agent shall have received (i) counterparts of this Agreement, (ii) for the account of each Lender, a Revolving Note, (iii) for the account of the Swingline Lender, the Swingline Note, and (iv) counterparts of the Security Agreement, the Pledge Agreement and each other Credit Document to be executed on the Closing Date, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance satisfactory to the Lenders.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation/Charter Documents. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified to be true and complete as of a recent date (A) in the case of the Borrower, by the appropriate Governmental Authority of the state of its incorporation or organization and (B) in the case of each Guarantor, by a secretary or assistant secretary of such Guarantor.

(ii) Resolutions. Copies of resolutions of the board of directors of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which such Credit Party is qualified to do business.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) to be true and correct as of the Closing Date.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel with respect to the Credit Documents, in form and substance reasonably acceptable to the Administrative Agent.

(d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party, the State of incorporation or organization of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens or Liens being terminated prior to or contemporaneously with the making of initial Revolving Loans;

(ii) UCC financing statements in suitable form for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral;

(iii) duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Lenders’ security interest in the Collateral;

(iv) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(v) such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(vi) all stock certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with the duly executed in blank undated stock powers attached or for attachment thereto;

(vii) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

(viii) a duly executed account control agreement with respect to the Borrower’s concentration account located at LaSalle Bank.

(e) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty and property insurance meeting the requirements set forth herein or in the Security Documents and business interruption insurance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days prior written notice before any such policy or policies shall be altered or canceled except in the case of a failure to pay any premium due, in which case it will provide the Administrative Agent ten (10) days’ notice.

(f) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, due and owing pursuant to the Fee Letter and Section 2.5.

(g) Litigation. There shall not exist pending or threatened litigation, investigation, claim, bankruptcy or insolvency, injunction or order that could reasonably be expected to have a Material Adverse Effect.

(h) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties, in each case after giving effect to the IPO and the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1-2 hereto.

(i) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

(j) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder, board of director and material third party consents and approvals necessary in connection with the IPO, the Credit Documents and the other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of such transactions.

(k) Compliance with Laws. The IPO, the financings and other transactions contemplated hereby shall be in compliance in all material respects with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(l) Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any of its Subsidiaries.

(m) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance reasonably satisfactory to it.

(n) Material Contracts. The Administrative Agent shall have received true and complete copies, certified by an officer of the Borrower as true and complete, of all Material Contracts, together with all exhibits and schedule thereto.

(o) Transaction Documents. The Administrative Agent shall have reviewed and shall have found satisfactory to it all of the Transaction Documents and there shall not have been any material modification, amendment, supplement or waiver to the Transaction Documents in the form reviewed without the prior written consent of the Administrative Agent, and the IPO shall have been consummated in accordance with the terms of the Transaction Documents (without waiver of any material conditions precedent to the obligations of any party thereto). The Administrative Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of each Transaction Document as originally executed and delivered, together with all exhibits and schedules thereto.

(p) IPO Proceeds. The Parent shall have received (or simultaneously with the closing of the Loans hereunder, the Parent will receive) net cash equity proceeds from the IPO in an amount not less than $75,000,000.

(q) Corporate Structure. The Administrative Agent shall be reasonably satisfied with (i) the corporate and capital structure of the Parent and its Subsidiaries after giving effect to the IPO, the Credit Documents and the other transactions contemplated hereby, (ii) all legal, tax and accounting matters relating to the IPO, the Credit Documents and the other transactions contemplated hereby or to the Parent and its Subsidiaries after giving effect thereto and (iii) the aggregate amount of fees and expenses payable in connection with the IPO, the Credit Documents and the other transactions contemplated hereby.

(r) Termination of Existing Indebtedness. All existing Indebtedness (except for Indebtedness set forth on Schedule 6.1) for borrowed money of the Parent and its Subsidiaries (including the Borrower) shall have been repaid in full or shall be repaid upon funding of the initial Revolving Loans on the Closing Date and all commitments relating thereto shall have been terminated and all Liens relating thereto shall have been extinguished or shall be extinguished immediately upon the funding of the initial Revolving Loans hereunder and repayment thereof.

(s) Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to his knowledge, threatened in writing in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party, the IPO or any other transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents, the IPO and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (C) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 in each case after giving effect to the IPO and the initial borrowings under the Credit Documents on a pro forma basis, and demonstrating compliance with such financial covenants.

(t) No Material Adverse Change. Since January 2, 2005, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(u) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act, including without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

(v) Minimum Pro Forma EBITDAR. The Administrative Agent shall have received a certificate of the Borrower’s Chief Financial Officer demonstrating that Consolidated EBITDAR of the Parent and its Subsidiaries on a consolidated basis (pro forma after giving effect to the IPO, the Credit Documents and the other transactions contemplated hereby) for the 12 months immediately preceding the Closing Date is at least $47,520,000.

(w) Adjusted Leverage Ratio. The Administrative Agent shall have received a certificate of the Borrower’s Chief Financial Officer demonstrating that the Adjusted

Leverage Ratio, pro forma after giving effect to the IPO, the Credit Documents and the other transactions contemplated hereby, does not exceed 4.60 to 1.0.

(x) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Extensions of Credit. If such Extension of Credit is made pursuant to Sections 2.1, 2.2, 2.3 or 2.4 all conditions set forth in such Section shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in subsections (a) through (d) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated and the Credit Party Obligations, together with interest, Commitment Fees and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries, to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event no later than the earlier of (i) the date the Parent is required by the SEC to deliver its Form 10-K for any fiscal year of the Parent (taking into account any extension of the time to file by the SEC) and (ii) one hundred and twenty (120) days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows of the Parent and its consolidated Subsidiaries for such year, audited (with respect to the consolidated statements only) by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b) Quarterly Financial Statements. As soon as available, and in any event no later than the earlier of (i) the date the Parent is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Parent (taking into account any extension of the time to file by the SEC) and (ii) sixty days after the end of each of the fiscal quarters of the Parent, a company-prepared consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such period and related company-prepared consolidated statements of income and retained earnings and cash flows for the Parent and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form and a summary of accounts receivable and accounts payable aging reports in form satisfactory to the Lenders; and

(c) Annual Budget Plan. As soon as available, but in any event within forty-five days after the end of each fiscal year, a copy of the detailed annual budget or plan including cash flow projections of the Parent for the next fiscal year on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements provided in accordance with subsections (a) and (b) to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising as a result of noncompliance with the covenants and provisions of Section 5.9 hereof, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) above, a certificate of a Responsible Officer substantially in the form of Schedule 5.2(b) (i) stating that, (A) such financial statements present fairly the financial position of the Parent and its consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (B) each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and (C) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in connection with the financial statements referred to in Sections 5.1(a) and (b) above, providing calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period.

(c) within ten days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1 or those which are of a promotional nature) and other financial information which the Parent sends to its equity holders, and within ten days after the same are filed, copies of all financial statements and non-confidential reports which the Parent may make to, or file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d) at such time as the annual financial statements are delivered pursuant to Section 5.1(a), a certificate containing information regarding the amount of all Asset

Dispositions and Debt Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

(e) promptly upon receipt thereof, a copy of any other report or “management letter” submitted or presented by independent accountants to any Credit Party or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person; and

(f) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal and material state, local and any other taxes and all its other material obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations and liabilities, except when the amount or validity of such obligations, liabilities and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Parent or its Subsidiaries (including the Borrower), as the case may be.

Section 5.4 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it on the Closing Date and businesses related or complementary thereto or reasonable extensions thereof, preserve, renew and keep in full force and effect its corporate existence and good standing and take all reasonable action to maintain all material rights, privileges and franchises necessary in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted);

(b) Maintain with financially sound and reputable insurance companies insurance on all its property (including without limitation its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (including, without limitation, liability, property, casualty and business interruption insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and the Administrative Agent shall be named as an additional insured with respect to any such liability insurance and any property or casualty insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that, unless otherwise agreed to by the Administrative Agent, it will give the Administrative Agent thirty days prior written notice before any such policy or policies shall be altered or canceled for reason other than non-payment of premium and give the Administrative Agent ten days prior written notice before any such policy or policies shall be altered or cancelled due to non-payment, and that no act or default of any Credit Party or any of its Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies; and

(c) In case of any material loss, damage to or destruction of any Collateral of any Credit Party having a replacement cost in excess of $500,000, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of a material portion of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed.

Section 5.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable prior notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to (a) visit and inspect any of its properties (to the extent that such request does not materially interfere with the business operations of the Credit Parties), (b) examine and make abstracts from any of its books and records (other than (i) materials and affairs protected by the attorney-client privilege and (ii) materials which such Credit Party may not disclose without violating the confidentiality restrictions therein), and (c) to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with its independent certified public accountants, in each case at the Borrower’s expense; provided, that so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall meet no more than once per year with the independent certified public accountants of the Credit Parties.

Section 5.7 Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a) promptly, but in any event within two Business Days after any Credit Party knows of the occurrence of any Default or Event of Default;

(b) promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000;

(c) promptly, any litigation, or any investigation or proceeding (A) affecting any Credit Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) affecting or with respect to this Credit Agreement or any other Credit Document;

(d) promptly, and in any event within thirty days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(e) promptly, any notice of any violation of a Requirement of Law received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably expected to have a Material Adverse Effect;

(f) promptly, any labor controversy that has resulted in, or is reasonably likely to result in, a strike or other work action against the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(g) promptly, any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened in writing against the Parent or any of its Subsidiaries other than Permitted Liens;

(h) promptly after becoming aware of the occurrence of any Internal Control Event;

(i) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect; and

(j) promptly, upon beginning construction of or upon the acquisition of a new restaurant.

Each notice pursuant to clauses (a) through (i) of this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

(a) Comply in all material respects with, and take commercially reasonable action to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case as could not be reasonably expected to have a Material Adverse Effect;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings or where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Credit Party or any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

Section 5.9 Financial Covenants.

Each of the Credit Parties shall, and shall cause each of its Subsidiaries to, comply with the following financial covenants:

(a) Maximum Adjusted Leverage Ratio. The Adjusted Leverage Ratio, as of the last day of each fiscal quarter of the Parent, shall be less than or equal to 5.00 to 1.0.

(b) Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Parent, shall be greater than or equal to 1.50 to 1.0.

(c) Maximum Consolidated Capital Expenditures. Consolidated Capital Expenditures made during each fiscal year of the Parent shall be less than or equal to the amounts set forth below:

Fiscal Year Ending	Amount
December 31, 2006	$33,500,000
December 30, 2007	$27,500,000
December 28, 2008	$27,500,000
January 3, 2010	$30,000,000
January 2, 2011	$30,000,000
January 1, 2012	$30,000,000

plus the unused amount available for Consolidated Capital Expenditures under this Section 5.9(c) for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, that with respect to any fiscal year, capital expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable.

Section 5.10 Additional Guarantors.

(a) The Credit Parties will cause each of their Domestic Subsidiaries (other than Inactive Subsidiaries), whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement.

(b) If (i) the portion of Consolidated Tangible Assets attributable to Domestic Subsidiaries of the Parent that are not Credit Parties hereunder shall at any time exceed five percent (5%) of Consolidated Tangible Assets, or (ii) the portion of Consolidated EBITDAR attributable to Domestic Subsidiaries of the Company that are not Credit Parties hereunder shall at any time exceed five percent (5%) of Consolidated EBITDAR (to be calculated as agreed to by the Borrower and the Administrative Agent) ((i) and (ii) collectively, the “Threshold Requirement”), then the Borrower shall so notify the Administrative Agent and shall promptly cause one or more Domestic Subsidiaries of the Parent to become Guarantors hereunder by way of execution of Joinder Agreements so that, after giving effect thereto, the Threshold Requirement is not exceeded.

In connection with paragraphs (a) and (b) above, the Credit Parties shall give notice to the Administrative Agent not less than ten days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. The Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral of any such new Guarantor and a pledge of 100% of the Capital Stock of such new Guarantor and its Domestic Subsidiaries and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b)-(e) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11 Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, (a) comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect and (b) conform with and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business, and all laws, rules and regulations of Governmental Authorities, pertaining to the business of the Credit Parties if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect; and (c) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, except in each case as could not be reasonably expected to have a Material Adverse Effect.

Section 5.12 Pledged Assets.

(a) Each Credit Party will cause 100% of the Capital Stock in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b) Subject to the terms of subsections (c) and (d) below, each Credit Party will cause its real property acquired after the Closing Date and all tangible and intangible personal property now owned or hereafter acquired to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.

(c) To the extent otherwise permitted hereunder, if any Credit Party intends to acquire a fee ownership interest in any real property (“Real Estate”) after the Closing Date and such Real Estate has a fair market value in excess of $1,000,000, it shall provide to the Administrative Agent promptly upon such acquisition a mortgage or deed of trust granting the Administrative Agent a first priority Lien (subject to Permitted Liens) on such Real Estate, together with a Phase I environmental audit, appraisal, title report, mortgage title insurance commitment, real property survey, local counsel opinion, and, if required by Administrative Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to Administrative Agent.

(d) Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated and the Credit Party Obligations, together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

Section 6.1 Indebtedness.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Agreement (including the Incremental Revolving Facility or the Incremental Term Facility) and the other Credit Documents;

(b) Indebtedness of the Parent and its Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension, except by an amount equal to the accrued but unpaid interest on such refinanced Indebtedness and a reasonable premium or penalty paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Indebtedness of the Parent and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, except by an amount equal to the accrued but unpaid interest on such refinanced Indebtedness and a reasonable premium or penalty paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (iii) the total principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(d) Unsecured intercompany Indebtedness among the Credit Parties or between any Credit Party and a Subsidiary that is not a Credit Party, provided that any such Indebtedness shall be (i) fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent and (ii) evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations;

(e) Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(f) Indebtedness and obligations of Credit Parties owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit hereunder) generally;

(g) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1;

(h) Indebtedness secured by real estate of the Credit Parties owned on or before the Closing Date which does not exceed $10,000,000 in an aggregate principal amount at any time outstanding;

(i) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, not to exceed in the aggregate at any time outstanding $5,000,000 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued but unpaid interest on such refinanced Indebtedness and a reasonable premium or penalty paid, and fees and expenses incurred, in connection with such refinancing and an amount equal to any existing commitments unutilized thereunder and (ii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be on subordination terms at least as favorable to the Lenders as, and no more restrictive on Parent and its Subsidiaries than the Subordinated Indebtedness being refinanced, refunded, renewed or extended;

(j) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(k) Subordinated Indebtedness of any Credit Party;

(l) Indebtedness arising under forward commodities agreements for the purchase of beef entered into in order to manage existing or anticipated commodities price and supply risks and not for speculative purposes; and

(m) other Indebtedness of the Parent and its Subsidiaries which does not exceed $5,000,000 in the aggregate principal amount at any time outstanding.

Section 6.2 Liens.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Lenders and the Hedging Agreement Providers, to the extent such a Lien has not already been granted to the Administrative Agent.

Section 6.3 Nature of Business.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date and businesses related or complimentary thereto or reasonable extensions thereof.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

Each of the Credit Parties will not, nor will it permit any Subsidiary to,

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business;

(ii) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;

(iii) (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the

Parent or any of its Subsidiaries (including dispositions by Subsidiaries in connection with ceasing operations), so long as the net proceeds therefrom are used to prepay the Loans in accordance with the terms of Section 2.7(b)(ii) or to replace such machinery, parts and equipment or to purchase or otherwise acquire new assets or property in accordance with the terms of such Section;

(iv) the sale, lease or transfer of property or assets between the Borrower and any Guarantor;

(v) the sale, lease or transfer of property or assets from a Credit Party other than the Borrower to another Credit Party;

(vi) the voluntary termination of Hedging Agreements;

(vii) the transfer of assets pursuant to Permitted Investments;

(viii) the liquidation of any Subsidiary of the Borrower into the Borrower or the liquidation of any Subsidiary of the Parent (other than the Borrower) into any other Subsidiary (provided, that if one of such Subsidiaries is a Guarantor, such Guarantor shall be the surviving entity);

(ix) the sale, lease or transfer of property or assets not to exceed $5,000,000 in the aggregate in any fiscal year;

provided, that, in the case of clause (ix) above, at least 75% of the consideration received therefor by the Borrower or any other Credit Party is in the form of cash or Cash Equivalents; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of the Required Lenders, to release its Liens relating to the particular assets sold; or

(b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) investments or acquisitions permitted pursuant to Section 6.5, (B) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation and (C) the merger or consolidation of any Subsidiary of the Parent (other than the Borrower) with and into a Subsidiary of the Parent (other than the Borrower); provided, that if a Guarantor is a party thereto, the Guarantor will be the surviving corporation.

Section 6.5 Advances, Investments and Loans.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, make any Investment except for Permitted Investments.

Section 6.6 Transactions with Affiliates.

Except as permitted in subsection (iv) of the definition of Permitted Investments, each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than (a) on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, (b) payment of the Management Agreement Termination Fee and other payments on the Closing Date reflected on Schedule 6.6, (c) payments made pursuant to the Employment Separation Agreement, (d) transactions with joint ventures permitted under Section 6.5 and (e) Restricted Payments permitted under Section 6.10.

Section 6.7 Ownership of Subsidiaries; Restrictions.

The Parent will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except: (a) in a transaction permitted by Section 6.4 and (b) the Parent or the Borrower may create Subsidiaries that are not wholly owned; provided, that if such Subsidiary is not a Guarantor, any Investments in such Subsidiary shall be treated as an Investment pursuant to clause (x) of the definition of Permitted Investment.

Section 6.8 Fiscal Year; Organizational Documents; Material Contracts; Subordinated Indebtedness; State of Organization.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, change its fiscal year or, except as required by GAAP or applicable law, its accounting policies. Each of the Credit Parties will not, nor will it permit any Subsidiary to, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) without the prior written consent of the Required Lenders other than amendments, modifications or changes (as the case may be) which (i) would not have a material adverse effect on the ability of such Person to perform its obligations under the Credit Documents and (ii) are not adverse in any material respect to the interests of the Lenders. Each of the Credit Parties will not, nor will it permit any Subsidiary to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts, except in the event that such amendments, modifications, cancellations or terminations could not reasonably be expected to have a Material Adverse Effect. The Credit Parties will not, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any Subordinated Indebtedness or of any documentation governing or evidencing such Subordinated

Indebtedness in a manner that is adverse in any material respect to the interests of the Lenders or the issuer of such Subordinated Indebtedness. Each of the Credit Parties will not, without giving 15 days’ prior written notice to the Administrative Agent, change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation.

Section 6.9 Limitation on Restricted Actions.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (vi) to the extent permitted by Section 6.4(b), any agreement for the sale or other disposition of Capital Stock or assets of a Subsidiary or an agreement entered into for the sale of specified assets that restrict distributions by that Subsidiary pending such sale, (vii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements (other than with respect to wholly-owned subsidiaries), limited liability company operating agreements (other than with respect to wholly-owned subsidiaries), asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements to the extent permitted hereunder entered into with the approval of the board of directors of the Borrower, which limitation is applicable only to the assets that are the subject of such agreements, (viii) restrictions in other Indebtedness incurred in compliance with Section 6.1; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Borrower’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in this Agreement, (ix) customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices and (x) any encumbrances or restrictions imposed by any amendments, modifications restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i)

through (ix) above; provided, that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the board of directors of the Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10 Restricted Payments.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries), (c) the Borrower may make payments of management fees to the Sponsor to the extent permitted hereunder, (d) if no Event of Default shall exist or would occur after giving effect thereto, any Credit Party may (i) repurchase Capital Stock, or warrants, options or other rights to acquire Capital Stock, of the Parent from officers, directors and employees of the Parent or any Subsidiary in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Parent and $10,000,000 during the term of this Agreement and (ii) make any Restricted Payments not otherwise permitted by this Section, not to exceed $2,000,000 in any fiscal year of the Parent and $10,000,000 in the aggregate during the term of this Agreement; provided that, in each case, any amount not utilized in a previous fiscal year may be utilized in the immediately succeeding fiscal year (with respect to any fiscal year, Restricted Payments made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable), (e) the Parent may (i) repurchase Capital Stock to the extent such repurchase is deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Capital Stock represent a portion of the exercise price of those options, warrants or other convertible securities and (ii) make cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants, or other convertible securities and (f) the Parent and the Borrower may make payments in connection with or as a result of any Permitted Acquisition (including, without limitation, payments in respect of earnouts) to the extent contemplated by the acquisition documents.

Section 6.11 Sale Leasebacks.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary in connection with such lease (each a “Sale Leaseback”); provided, that the Credit Parties and their Subsidiaries may enter into Sale Leasebacks so long as, both before and after giving effect to such Sale Leaseback, the Credit Parties shall be in compliance with Sections 6.1, 6.2 and 6.4 hereof and no Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.12 No Further Negative Pledges.

Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to applicable law, (c) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (d) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (e) pursuant to any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (f) to the extent permitted by Section 6.4(b), pursuant to any agreement for the sale or other disposition of Capital Stock or assets of a Subsidiary or an agreement entered into for the sale of specified assets that restrict distributions by that Subsidiary pending such sale, (g) customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices, (h) restrictions in other Indebtedness incurred in compliance with Section 6.1; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Borrower’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in this Agreement, and (i) any encumbrances or restrictions imposed by any amendments, modifications restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (h) above; provided, that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the board of directors of the Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment Default. (i) The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or (ii) the Borrower shall fail to pay any Reimbursement Obligation when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days; or (iv) any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing (after giving effect to any applicable grace period); or

(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1(a) and (b), Section 5.2, Section 5.4 (as to maintenance of existence only), Section 5.7(a), Section 5.9 or Article VI hereof; (ii) any Credit Party shall fail to comply with Section 5.1(c), and such failure to comply is not cured within fifteen days of its occurrence; or (iii) any Credit Party shall fail to comply with any other covenant, contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty days of its occurrence; or

(d) Debt Cross-Default. Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default any Secured Hedging Agreement with a net obligation in excess of $5,000,000; or

(e) Bankruptcy Default. (i) The Parent or any of the Parent’s Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent or any of the Parent’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Parent or any of the Parent’s Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Parent or any of the Parent’s Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Parent or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) Judgment Default. One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty days from the entry thereof; or

(g) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Credit Party or any of its Subsidiaries or any Commonly Controlled Entity shall, or is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has or could reasonably be expected to have a Material Adverse Effect; or

(h) Change of Control. There shall occur a Change of Control; or

(i) Failure of Guaranty. The Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j) Failure of Credit Documents. Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive), or any Credit Party or any Person acting by or on behalf of any Credit Party shall assert in writing any of the foregoing or shall (i) deny or disaffirm such Person’s obligations under this Credit Agreement or any other Credit Document or (ii) assert the invalidity or lack of perfection or priority of any Lien granted to the Administrative Agent pursuant to the Security Documents; or

(k) Subordinated Indebtedness Default. The subordination provisions contained in any Subordinated Indebtedness shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby.

Notwithstanding the foregoing, it shall not constitute an Event of Default under Sections 7.1(d), 7.1(e) or 7.1(f) above if any such event shall occur with respect to an Inactive Subsidiary or with respect to an operating Subsidiary as a result of such operating Subsidiary ceasing operations (a “Liquidation Event”); provided, that (a) no more than five Liquidation Events affecting operating Subsidiaries shall occur in any fiscal year of the Parent, (b) the Borrower shall provide evidence satisfactory to the Administrative Agent that the Consolidated EBITDAR (excluding any portion of Consolidated Rent Expense attributable to such operating Subsidiary) for the twelve month period ended as of the last day of the most recently ended fiscal quarter attributable to any operating Subsidiary that is the subject of a Liquidation Event shall be negative; (c) the obligations of each such Subsidiary shall be non-recourse to the Parent or any other Credit Party (other than limited guaranties by the Parent of remaining lease rental payment obligations, so long as the Parent fulfills its obligations under any such limited guaranty); and (d) at least ten (10) days prior to the occurrence of any Liquidation Event, the Borrower shall provide notice to the Agent of such Liquidation Event.

Section 7.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, (i) automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under such Letters of Credit and (ii) the Administrative Agent may exercise on behalf of the Lenders all of its other rights and remedies under this Credit Agreement, the other Credit Documents and applicable law, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; (iii) exercise any rights or remedies of the Administrative Agent or the Lenders under this Credit Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to the Collateral; and (iv) exercise any rights or remedies available to the Administrative Agent or Lenders under applicable law.

ARTICLE VIII

THE AGENT

Section 8.1 Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.

Section 8.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Commitment Transfer Supplement has been filed with the Administrative Agent pursuant to Section 9.6(c) with respect to the Loans evidenced by such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

(b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7 Indemnification.

The Lenders agree to indemnify each of the Administrative Agent, Issuing Lenders and the Swingline Lender in its capacity hereunder and their respective Subsidiaries, Affiliates, officers, directors, employees, agents and attorneys-in-fact acting on their behalf in such capacity (each an “Indemnified Party”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lenders’ respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against such Indemnified Party in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Indemnified Party under or in connection with any of the foregoing; provided, however, that no Lender shall be liable to an Indemnified Party for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such Indemnified Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8 The Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty days’ prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be approved by the Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent, which successor shall be approved by the Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing. If no successor administrative agent has accepted appointment as Administrative Agent within sixty days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the indemnification provisions of this Credit Agreement and the other Credit Documents and the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10 Other Agents.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co–agent,” “joint book runner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Waivers and Release of Collateral.

Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower or any other Credit Party hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note; or

(ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders directly affected thereby; or

(iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(iv) release the Borrower, the Parent or all or substantially all of the Guarantors from their respective obligations hereunder or under the Guaranty, without the written consent of all of the Lenders and, with respect to the release of substantially all of the Guarantors, any Hedging Agreement Provider; or

(v) release all or substantially all of the Collateral without the written consent of all of the Lenders and any Hedging Agreement Provider; or

(vi) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of all of the Required Lenders or Lenders as appropriate; or

(vii) amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document without the written consent of the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action; or

(viii) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.7(b)(v) or Section 2.12(b), without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(ix) amend the definitions of “Credit Party Obligations” to delete any Loan, Commitment or Secured Hedging Agreement referenced therein without the consent of any Lender or Hedging Agreement Provider that would be adversely affected thereby; or

(x) amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII

(other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2 Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and, with respect to each Lender, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower	Morton’s of Chicago, Inc.
and the other	3333 New Hyde Park Road, Suite 210
Credit Parties:	New Hyde Park, New York 11042

Attention: Mr. Thomas J. Baldwin
Telecopier: (516) 627-1898
Telephone: (516) 562-2727

with copies to:

Schulte Roth & Zabel LLP
919 Third Ave.
New York, NY 10022
Attention: Marc Weingarten, Esq. and Ronald B. Risdon, Esq.
Telephone No.: (212) 756-2000
Telecopy No.: (212) 593-5955

The Administrative	Wachovia Bank, National Association, as Administrative Agent
Agent:	Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telecopier: (704)
Telephone: (704) 383-7698

with a copy to:

Wachovia Bank, National Association,
One Wachovia Center, 15th Floor
Mail Code 5562
Charlotte, North Carolina 28288-5562
Attention: Mike Jordan
Telecopier: (704) 383-7611
Telephone: (704) 383-8155

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing under the Credit Documents have been paid in full.

Section 9.5 Payment of Expenses.

Except for Taxes which shall be solely covered by Section 2.18, the Credit Parties agree (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (including, without limitation, all CUSIP fees for registration with S&P’s CUSIP Service Bureau), and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of one counsel to the Administrative Agent and the Arrangers, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), and (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and the Arrangers harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arrangers and their Affiliates and their respective officers, directors, employees, partners, members, counsel, agents, representatives, advisors and affiliates (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans and (e) to pay any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments or of Collateral due under the Credit Documents (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to an Indemnitee with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts hereunder.

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Credit Documents without the prior written consent of each Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (b) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may, in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Approved Fund thereof and, with the consent of the Administrative Agent (not to be unreasonably withheld), to one or more additional banks, insurance companies, funds or financial institutions or entities (each such Lender, Affiliate, Approved Fund, bank, insurance company, fund or financial institution or entity, a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of $2,000,000 with respect to its Revolving Commitment or its Revolving Loans, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, to the extent required herein, the Administrative Agent and the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (1) any sale or assignment to an existing Lender, or Affiliate or Approved Fund thereof, shall not require the consent of the Borrower nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein and (2) so long as no Default or Event of Default shall have occurred and be continuing, any other sale or assignment pursuant to this Section 9.6(c) shall require the consent of the Borrower (such consent not to be unreasonably withheld or delayed). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall still be entitled to any indemnification rights that expressly survive hereunder). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”. Notwithstanding anything to the contrary contained in this Section 9.6, a Lender may assign any or all of its rights under this Credit Agreement to an Affiliate or an Approved Fund of such Lender without delivering a Commitment Transfer Supplement to the Administrative Agent; provided, however, that (A) the Credit Parties and the Administrative Agent may continue to deal solely and directly with such assigning Lender until a Commitment Transfer Supplement has been delivered to the Administrative Agent for recordation on the Register, (B) the failure of such assigning lender to deliver a Commitment Transfer Supplement to the Administrative Agent shall not affect the legality, validity or binding effect of such assignment and (C) a Commitment Transfer Supplement between the assigning Lender an Affiliate or Approved Fund of such Lender shall be effective as of the date specified in such Commitment Transfer Supplement.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans (and stated interest thereon) owing to, each Lender from time to time. A Loan (and the related Note) may be assigned or sold in whole or in part upon registration of such assignment or sale on the Register or the Comparable Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 9.6(c) as to which a Commitment Transfer Supplement is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Credit Parties, maintain a comparable register (“Comparable Register”) on behalf of the Credit Parties. In the event that any Lender sells participations in a Loan recorded on the Register, such Lender shall maintain a register on which it enters the names and addresses of all participants in such Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan which is the subject of the participation (the “Participant Register”). A Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender (except for any assignment by a Lender to an Affiliate of such Lender), as agreed between them, of a registration and processing fee of $3,500.00 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement, in each case subject to Section 9.15.

(g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Tax Exempt Certificate) described in and to the extent required under Section 2.18.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund or trust or entity that invests in commercial bank loans in the ordinary course of business, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; it being understood that the requirements for assignments set forth in this Section 9.6 shall not apply to any such pledge or assignment of a security interest, except with respect to any foreclosure or similar action taken by such pledgee or assignee with respect to such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no such pledgee or assignee shall have any voting rights under this Agreement unless and until the requirements for assignments set forth in this Section 9.6 are complied with in connection with any foreclosure or similar action taken by such pledgee or assignee.

(i) The Credit Parties hereby acknowledge that the Lenders and each of their Affiliates may sell or securitize all or any part of their respective Loans (a “Securitization”) through the pledge of all or any part of such Loans as collateral security for loans to such Lenders or their Affiliates or through the sale of all or any part of the Loans or the issuance of direct or indirect interests in all or any part of the Loans, which Loans to such Lenders or their Affiliates or direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). The Credit Parties shall cooperate with such Lenders and their Affiliates, at no cost to the Credit Parties, to effect the Securitization, including by (i) executing such additional documents, as reasonably requested by such Lenders in connection with such Securitization, provided such additional documents shall not affect any Credit Party’s rights and obligations under any of the Credit Documents and (ii) providing such information as may be reasonably requested by such Lenders in connection with the rating of the Loans or the Securitization, provided that any Person that is provided such information by such Lenders or their Affiliates shall agree to be bound by the provisions of Section 9.15. Any such Lender or any of its Affiliates that enters into the Securitization shall be required to pay the fees charged by the Rating Agencies for the issuance and the maintenance, if applicable, of the ratings assigned in connection with the Securitization.

Section 9.7 Adjustments; Set-off.

(a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Hedging Agreement provided by such Lender pursuant to the terms of this Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the Credit Parties or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 9.13 Governing Law.

This Agreement and the other Credit Documents and the rights and obligations of the parties under this Agreement and the other Credit Documents shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law).

Section 9.14 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the County of New York, State of New York, and, by execution and delivery of this Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

Section 9.15 Confidentiality.

The Administrative Agent and each of the Lenders agrees that during the Commitment Period and for one year thereafter, without the prior consent of the Borrower, it will not to disclose any information with respect to the Credit Parties which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such information (a) to its employees, Affiliates, auditors and counsel or to another Lender, (b) as has become generally available to the public other than by a breach of this Section 9.15, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (e) to any prospective Participant or assignee or pledgee in connection with any contemplated transfer pursuant to Section 9.6; provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Secured Hedging Agreement, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to a Person that is an investor or prospective investor in a

Securitization (as defined below) that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization; provided that such Person shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that such Person shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Agreement. For purposes of this Section “Securitization” shall mean a public or private offering by a Lender or any of its affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.

Section 9.16 Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.17 Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each the Borrower, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

ARTICLE X

GUARANTY

Section 10.1 The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors (which as previously indicated herein includes the Parnet) hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative Agent, the Lenders and the Hedging Agreement Providers arising in connection with this Credit Agreement, the other Credit Documents or any Secured Hedging Agreement. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or any Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5 Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	MORTON’S OF CHICAGO, INC., an Illinois corporation

By:
Name:
Title:

PARENT:	MORTON’S RESTAURANT GROUP, INC., a Delaware corporation

By:
Name:
Title:

GUARANTORS:	PORTERHOUSE, INC., a Delaware corporation

MORTON’S OF CHICAGO/ATLANTA, INC., an Illinois corporation

MORTON’S OF CHICAGO/BUCKHEAD, INC., a Delaware corporation

MORTON’S OF CHICAGO/CHICAGO, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/CINCINNATI, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/CLAYTON, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/CLEVELAND, INC.,

an Illinois corporation

MORTON’S OF CHICAGO/COLUMBUS INC.,

a Delaware corporation

MORTON’S OF CHICAGO/DALLAS, INC.,

an Illinois corporation

CHICAGO STEAKHOUSE, INC.,

a Texas corporation

MORTON’S OF CHICAGO/DENVER, INC.,

an Illinois corporation

MORTON’S OF CHICAGO/DETROIT, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/FIFTH AVENUE, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/FLAMINGO ROAD CORP.,

a Delaware corporation

MORTON’S OF CHICAGO/HOUSTON, INC.,

a Delaware corporation

HOUSTON STEAKHOUSE, INC.,

a Texas corporation

MORTON’S OF CHICAGO/MINNEAPOLIS, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/NASHVILLE, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/PALM DESERT, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/PHILADELPHIA, INC.,

an Illinois corporation

MORTON’S OF CHICAGO/PHOENIX, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/PITTSBURGH, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/PITTSBURGH LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/PORTLAND, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/PUERTO RICO, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/ROSEMONT, INC.,

an Illinois corporation

MORTON’S OF CHICAGO/SACRAMENTO, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/SAN ANTONIO, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/SAN DIEGO, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/SAN FRANCISCO, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/SANTA ANA, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/SCOTTSDALE, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/SEATTLE, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/VIRGINIA, INC.,

an Illinois corporation

MORTON’S OF CHICAGO/WASHINGTON D.C. INC.,

a Delaware corporation

MORTON’S OF CHICAGO/WASHINGTON SQUARE, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/WESTBROOK, INC.,

an Illinois corporation

PORTERHOUSE OF LOS ANGELES, INC.,

a Delaware corporation

MOCGC CORP.,

a Virginia corporation

MORTON’S OF CHICAGO HOLDING, INC.,

a Delaware corporation

ARNIE MORTON’S OF CHICAGO/FIGUEROA LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO MARYLAND HOLDING, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/BALTIMORE, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/BETHESDA LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/ANAHEIM, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/ATLANTIC CITY, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO FLORIDA HOLDING, INC.,

a Delaware corporation

MORTON’S OF CHICAGO/BOCA RATON, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/CORAL GABLES LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/MIAMI, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/NORTH MIAMI BEACH, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/ORLANDO, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/PALM BEACH, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/BOSTON LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/CHARLOTTE LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/CRYSTAL CITY LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/DENVER CRESCENT TOWN CENTER, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/FORT LAUDERDALE, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/GREAT NECK LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/HACKENSACK LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/HARTFORD LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/HONOLULU LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/INDIANAPOLIS LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/JACKSONVILLE LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/KANSAS CITY LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/KING OF PRUSSIA LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/LOUISVILLE LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/NEW ORLEANS LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/NORTHBROOK, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/MCKINNEY LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/RESTON LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/RICHMOND LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/SCHAUMBURG LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/SOUTH PARK, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/STAMFORD LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/TROY, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/WACKER PLACE, LLC,

a Delaware limited liability company

MORTON’S OF CHICAGO/WHITE PLAINS LLC,

a Delaware limited liability company

ITALIAN RESTAURANTS HOLDING CORP.,

a Delaware corporation

BERTOLINI’S RESTAURANTS, INC.,

a Delaware corporation

BERTOLINI’S OF CIRCLE CENTRE, INC.,

a Delaware corporation

BERTOLINI’S/KING OF PRUSSIA, INC.,

a Delaware corporation

BERTOLINI’S OF LAS VEGAS, INC.,

a Delaware corporation

BERTOLINI’S AT VILLAGE SQUARE, INC.,

a Delaware corporation

SAN ANTONIO STEAKHOUSE, INC.,

a Texas corporation

ARNIE MORTON’S OF CHICAGO/BURBANK LLC,

a Delaware limited liability company

By:
Name:
Title:

ADMINISTRATIVE AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Name:
Title:

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

LASALLE NATIONAL BANK, as a Lender

By:
Name:
Title:

CITIBANK, N.A., as a Lender

By:
Name:
Title:

Exhibit 10.13SCH

Schedule 1.1-1

[FORM OF]

ACCOUNT DESIGNATION LETTER

[Date]

Wachovia Bank, National Association,

as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

Ladies and Gentlemen:

This Account Designation Letter is delivered to you by Morton’s of Chicago, Inc., an Illinois corporation (the “Borrower”), under the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

[ ]
ABA Routing Number [ ]
Account #[ ]

Notwithstanding the foregoing, on the Closing Date, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on payment instructions to be delivered separately.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter as of the day and year first above written.

MORTON’S OF CHICAGO, INC.,
an Illinois corporation

By:
Name:
Title:

Schedule 1.1-2

PERMITTED INVESTMENTS

NONE

Schedule 1.1-3

PERMITTED LIENS

Credit Party	Location	UCC
MOC/Great Neck LLC	New York	FFCA Acquisition Corp. filed 04/13/01 on Real Property (#072162 and 072165)

Schedule 1.1-4

COMMITMENT SCHEDULE

Lender Commitment Schedule

($ in millions)

Institution	Title	Revolving Committed Amount	LOC Committed Amount
Wachovia Bank, National Association	Administrative Agent	$25.0	$25.0
Royal Bank of Canada	Syndication Agent	$25.0	$25.0
JP Morgan Chase Bank	Documentation Agent	$25.0	$25.0
LaSalle Bank	Documentation Agent	$20.0	$20.0
Citibank, National Association	Participant	$20.0	$20.0

Total:		$115.0	$115.0

Schedule 2.1(b)(i)

[FORM OF]

NOTICE OF BORROWING

[Date]

Wachovia Bank, National Association,

as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

Ladies and Gentlemen:

Pursuant to Section [2.1(b)(i)][2.4(b)(i)] of the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Morton’s of Chicago, Inc., an Illinois corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders, the Borrower hereby requests the following (the “Proposed Borrowing”):

I.	Revolving Loans be made as follows:

Date	Amount	Interest Rate (Alternate Base Rate/ LIBOR Rate)	Interest Period (one, two, three or six months — for LIBOR Rate only)

NOTE:	BORROWINGS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF (A) WITH RESPECT TO ALTERNATE BASE RATE LOANS, $1,000,000 AND IN INTEGRAL MULTIPLES OF $500,000 IN EXCESS THEREOF AND (B) WITH RESPECT TO LIBOR RATE LOANS, $1,000,000 AND INTEGRAL MULTIPLES OF $500,000 IN EXCESS THEREOF.

II.	Swingline Loans to be made on [date] as follows:

Swingline Loans requested:

(1) Total Amount of Swingline Loans	$

NOTE:	SWINGLINE LOAN BORROWINGS MUST BE IN A MINIMUM AMOUNT OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection therewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of date of the Proposed Borrowing as if made on and as of such date except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(B) no Default or Event of Default has occurred and is continuing on the date of the Proposed Borrowing, or after giving effect to the Proposed Borrowing unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement;

(C) immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount; and

(D) with respect to such Proposed Borrowing made pursuant to Sections 2.1, 2.2, 2.3, 2.4 or 2.5, all conditions set forth in such Section, as applicable, have been satisfied.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

MORTON’S OF CHICAGO, INC.,
an Illinois corporation

By:
Name:
Title:

Schedule 2.1(e)

[FORM OF]

REVOLVING NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, MORTON’S OF CHICAGO, INC., an Illinois corporation (the “Borrower”) hereby unconditionally promises to pay, on the Revolving Commitment Termination Date, to the order of                      (the “Lender”) at the office of Wachovia Bank, National Association located at Charlotte Plaza, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

The holder of this Revolving Note is authorized to endorse the date and amount of each Revolving Loan made pursuant to Section 2.1 of the Credit Agreement and each payment of principal and interest with respect thereto and its character as a LIBOR Rate Loan or an Alternate Base Rate Loan on Schedule 1 annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed (absent error); provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Revolving Note.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders, and the holder is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Revolving Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MORTON’S OF CHICAGO, INC.,
an Illinois corporation

By:
Name:
Title:

SCHEDULE 1

to

Revolving Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan[1]	Interest Rate	Interest Period	Maturity Date	Principal Paid or Converted	Principal Balance	Notation Made By

[1]	The type of Loan may be represented by “L” for LIBOR Rate Loans or “ABR” for Alternate Base Rate Loans.

Schedule 2.4(d)

[FORM OF]

SWINGLINE NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, MORTON’S OF CHICAGO, INC., an Illinois corporation (the “Borrower”) hereby unconditionally promises to pay on the Revolving Commitment Termination Date, to the order of                      (the “Swingline Lender”) at the office of Wachovia Bank, National Association located at Charlotte Plaza, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the undersigned pursuant to Section 2.4 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

The holder of this Swingline Note is authorized to endorse the date and amount of each Swingline Loan made pursuant to Section 2.4 of the Credit Agreement and each payment of principal and interest with respect thereto and its character as an Alternate Base Rate Loan or otherwise on Schedule 1 annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed (absent error); provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Swingline Note.

This Note is the Swingline Note referred to in the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders, and the holder is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MORTON’S OF CHICAGO, INC.,
an Illinois corporation

By:
Name:
Title:

SCHEDULE 1

to

Swingline Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Interest Rate	Principal Paid	Principal Balance	Notation Made By

Schedule 2.10

[FORM OF]

NOTICE OF CONVERSION/EXTENSION

[Date]

Wachovia Bank, National Association,

as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

Ladies and Gentlemen:

Pursuant to Section 2.10 of the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Morton’s of Chicago, Inc., an Illinois corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders, the Borrower hereby requests                      conversion or              extension of the following Loans be made as follows (the “Proposed Conversion/Extension”):

Applicable Loan	Current Interest Rate and Interest Period	Date	Amount to be converted/ extended	Requested Interest Rate (Alternate Base Rate/LIBOR Rate)	Requested Interest Period (one, two, three or six months — for LIBOR Rate only)

NOTE:	PARTIAL CONVERSIONS MUST BE IN AGGREGATE PRINCIPAL AMOUNTS OF $1,000,000 OR A WHOLE MULTIPLE OF $500,000 IN EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that:

(a) the representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection therewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of date of the Proposed Conversion/Extension as if made on and as of such date except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Proposed Conversion/Extension to be made on such date unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

(c) Immediately after giving effect to the making of any such Proposed Conversion/Extension (and the application of the proceeds thereof), (i) the sum of aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

MORTON’S OF CHICAGO, INC., an Illinois corporation

By:
Name:
Title:

Schedule 2.18

TAX EXEMPT CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Morton’s of Chicago, Inc., an Illinois corporation, the Guarantors from time to time party thereto (the “Guarantors”), the Lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the undersigned shall promptly notify the Administrative Agent and the Borrower in the event any such representation is no longer accurate.

[NAME OF LENDER]

By:
Name:
Title:

Schedule 3.12

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
1.	Quantum Restaurant Development Corporation	11-3198385	GA NY	8/2/93	1,500	1,000	no par	Morton’s Restaurant Group, Inc.

2.	Santa Fe Steakhouse & Cantina Corp. *	11-3240532	DE	10/19/94	1,500	1,000	no par	Quantum Restaurant Development Corp.

3.	Porterhouse, Inc.	22-2828525	DE IL	8/3/87	2,000	1,000	$.01	Morton’s Restaurant Group, Inc.

4.	Morton’s of Chicago, Inc.	36-2963061	IL	5/2/78	2,000	1,000	$1.00	Porterhouse, Inc.

5.	Morton’s of Chicago Addison, Inc.**	75-2531230	DE TX	3/11/94	1,500	1,000	no par	Morton’s of Chicago, Inc.

6.	Morton’s of Chicago/Atlanta, Inc.	58-1604103	IL GA	2/5/85	50,000	2,000	$10.00	Morton’s of Chicago, Inc.

7.	Morton’s of Chicago/Buckhead, Inc.	58-2073163	DE GA	9/2/93	1,500	1,000	no par	Morton’s of Chicago, Inc.

8.	Morton’s of Chicago/Chicago, Inc.	36-3813773	DE IL	9/23/91	3,000	1,000	no par	Morton’s of Chicago, Inc.

9.	Morton’s of Chicago/Cincinnati, Inc.	31-1311669	DE OH	10/23/90	3,000	1,000	no par	Morton’s of Chicago, Inc.

10.	Morton’s of Chicago/Clayton, Inc.	36-3899556	DE MO	4/12/93	1,500	1,000	no par	Morton’s of Chicago, Inc.

11.	Morton’s of Chicago/Cleveland, Inc.	34-1642143	IL OH	11/29/89	50,000	2,000	$10.00	Morton’s of Chicago, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
12.	Morton’s of Chicago/Columbus, Inc.	31-1311701	DE OH	6/15/90	3,000	1,000	no par	Morton’s of Chicago, Inc.

13.	Morton’s of Chicago/Dallas, Inc.	36-3447352	IL TX	2/5/86	50,000	2,000	$10.00	Morton’s of Chicago, Inc.

14.	Morton’s of Chicago/Denver, Inc.	84-0972465	IL CO	12/19/84	50,000	2,000	$10.00	Morton’s of Chicago, Inc.

15.	Morton’s of Chicago/Detroit, Inc.	38-3061966	DE MI	6/11/92	3,000	1,000	no par	Morton’s of Chicago, Inc.

16.	Morton’s of Chicago/Fifth Avenue, Inc.	13-3702276	DE NY	12/29/92	1,500	1,000	no par	Morton’s of Chicago, Inc.

17.	Morton’s of Chicago/Flamingo Road Corp.	88-0428235	DE NV	5/12/99	1,500	1,000	no par	Morton’s of Chicago, Inc.

18.	Morton’s of Chicago/Houston, Inc.	76-0480470	DE TX	10/14/93	1,500	1,000	no par	Morton’s of Chicago, Inc.

19.	Morton’s of Chicago/Minneapolis, Inc.	36-3776421	DE MN	6/7/91	3,000	1,000	no par	Morton’s of Chicago, Inc.

20.	Morton’s of Chicago/Nashville, Inc.	62-1555524	DE TN	7/26/93	1,500	1,000	no par	Morton’s of Chicago, Inc.

21.	Morton’s of Chicago/Palm Desert, Inc.	33-0573585	DE CA	9/15/92	3,000	1,000	no par	Morton’s of Chicago, Inc.

22.	Morton’s of Chicago/Philadelphia, Inc.	36-3322496	IL PA	9/24/84	50,000	2,000	$10.00	Morton’s of Chicago, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
23.	Morton’s of Chicago/ Phoenix, Inc.	86-0669799	DE AZ	10/23/90	3,000	1,000	no par	Morton’s of Chicago, Inc.

24.	Morton’s of Chicago/ Pittsburgh, Inc.	25-1707046	DE PA	2/9/93	3,000	1,000	no par	Morton’s of Chicago, Inc.

25.	Morton’s of Chicago/ Portland, Inc.	36-4184660	DE OR	10/16/97	1,500	1,000	no par	Morton’s of Chicago, Inc.

26.	Morton’s of Chicago/ Puerto Rico, Inc.	66-0578469	DE PR	10/15/99	1,500	1,000	no par	Morton’s of Chicago, Inc

27.	Morton’s of Chicago/ Rosemont, Inc.	36-3647177	IL None	2/8/89	50,000	2,000	$10.00	Morton’s of Chicago, Inc.

28.	Morton’s of Chicago/ Sacramento, Inc.	68-0285990	DE CA	5/29/92	3,000	1,000	no par	Morton’s of Chicago, Inc.

29.	Morton’s of Chicago/ San Antonio, Inc.	74-2585678	DE TX	10/23/90	3,000	1,000	no par	Morton’s of Chicago, Inc.

30.	Morton’s of Chicago/ San Diego, Inc.	93-1206885	DE CA	4/02/96	1,500	1,000	no par	Morton’s of Chicago, Inc.

31.	Morton’s of Chicago/ San Francisco, Inc.	94-3199306	DE CA	9/28/93	1,500	1,000	no par	Morton’s of Chicago, Inc.

32.	Morton’s of Chicago/ Santa Ana, Inc.	33-0538029	DE CA	8/21/92	3,000	1,000	no par	Morton’s of Chicago, Inc.

33.	Morton’s of Chicago/ Scottsdale, Inc.	36-4206009	DE AZ	2/3/98	1,500	1,000	no par	Morton’s of Chicago, Inc.

34.	Morton’s of Chicago/ Seattle, Inc.	91-1943719	DE WA	7/6/98	1,500	1,000	no par	Morton’s of Chicago, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
35.	Morton’s of Chicago/Virginia, Inc.	54-1536742	IL VA	12/21/89	50,000	1,000	$20.00	Morton’s of Chicago, Inc.

36.	Morton’s of Chicago/Washington D.C. Inc.	98-0115765	DE DC	3/27/90	3,000	1,000	no par	Morton’s of Chicago, Inc.

37.	Morton’s of Chicago/Washington Square, Inc.	52-1973878	DE DC	4/18/96	1,500	1,000	no par	Mortons’ of Chicago, Inc.

38.	Morton’s of Chicago/West Street, Inc.**	13-3819860	DE NY	9/9/93	1,500	1,000	no par	Morton’s of Chicago, Inc.

39.	Morton’s of Chicago/ Westbrook, Inc.	36-3421647	IL None	6/12/85	50,000	2,000	$10.00	Morton’s of Chicago, Inc.

40.	Porterhouse of Los Angeles, Inc.	95-4346738	DE CA	7/10/91	3,000	1,000	no par	Morton’s of Chicago, Inc.

41.	Morton’s, Inc.*	36-3293061	IL None	6/30/82	10,000	1,000	$1.00	Morton’s of Chicago, Inc.

42.	MOCGC Corp.	06-1635276	VA IL	9/14/01	1,500	1,000	no par	Morton’s of Chicago, Inc.

43.	Addison Steakhouse, Inc.++	75-2557728	TX None	3/11/94	100,000	490	$1.00	MOC/Addison, Inc.

44.	Chicago Steakhouse, Inc.++	75-2165973	TX None	3/20/87	100,000	1,000	$1.00	MOC/Dallas, Inc.

45.	Houston Steakhouse, Inc.++	76-0480466	TX None	4/4/95	100,000	1,000	$1.00	MOC/Houston, Inc.

46.	San Antonio Steakhouse, Inc.++	74-2596248	TX None	2/7/91	100,000	1,000	$1.00	MOC/San Antonio, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
47.	Morton’s of Chicago Holding, Inc.	36-4283747	DE IL/NJ	11/4/98	1,500	1,000	no par	Morton’s of Chicago, Inc.

48.	Morton’s of Chicago/Anaheim LLC		DE CA	12/1/05	1,500	1,000	no par	MOC Holding, Inc.

49.	Morton’s of Chicago/Atlantic City, LLC	34-2012888	DE NJ	8/11/04	1,500	1,000	no par	MOC Holding, Inc.

50.	Morton’s of Chicago/Baltimore, LLC	52-1979778	DE MD	4/1/96	1,500	1,000	no par	Morton’s of Chicago Maryland Holding, Inc.

51.	Morton’s of Chicago/Bethesda LLC	87-0646507	DE MD	9/29/99	1,500	1,000	no par	MOC Holding, Inc.

52.	Morton’s of Chicago/Boca Raton, LLC	58-2434296	DE FL	7/6/98	1,500	1,000	no par	Morton’s of Chicago Florida Holding, Inc.

53.	Morton’s of Chicago/Boston LLC	11-3483522	DE MA	11/17/98	1,500	1,000	no par	MOC Holding, Inc.

54.	Arnie Morton’s of Chicago/Burbank LLC	52-2344093	DE CA	7/19/01	1,500	1,000	no par	MOC Holding, Inc.

55.	Morton’s of Chicago/Charlotte LLC	11-3483524	DE NC	11/30/98	1,500	1,000	no par	MOC Holding, Inc.

56.	Morton’s of Chicago/Coral Gables LLC	42-1690860	DE FL	6/13/05	1,500	1,000	no par	Morton’s of Chicago Florida Holding, Inc.

57.	Morton’s of Chicago/Crystal City LLC	52-2328882	DE VA	5/21/01	1,500	1,000	no par	MOC Holding, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
58.	Morton’s of Chicago/Denver Crescent Town Center, LLC	84-1507073	DE CO	5/5/99	1,500	1,000	no par	MOC Holding, Inc.

59.	Arnie Morton’s of Chicago/Figueroa LLC	52-2285128	DE CA	11/30/00	1,500	1,000	no par	MOC Holding, Inc.

60.	Morton’s of Chicago/Fort Lauderdale, LLC	71-0964658	DE FL	3/4/04	1,500	1,000	no par	MOC Holding, Inc.

61.	Morton’s of Chicago/Great Neck LLC.	11-3464741	DE NY	12/7/98	1,500	1,000	no par	MOC Holding, Inc.

62.	Morton’s of Chicago/Hackensack LLC	52-2285085	DE NJ	11/16/00	1,500	1,000	no par	MOC Holding, Inc.

63.	Morton’s of Chicago/Hartford LLC	06-1566519	DE CT	8/23/99	1,500	1,000	no par	MOC Holding, Inc.

64.	Morton’s of Chicago/Honolulu LLC	99-0351666	DE HI	8/30/00	1,500	1,000	no par	MOC Holding, Inc.

65.	Morton’s of Chicago/Indianapolis LLC	35-2076460	DE IN	4/15/99	1,500	1,000	no par	MOC Holding, Inc.

66.	Morton’s of Chicago/Jacksonville LLC	58-2453593	DE FL	3/12/99	1,500	1,000	no par	MOC Holding, Inc.

67.	Morton’s of Chicago/Kansas City LLC.	36-4287244	DE MO	12/10/98	1,500	1,000	no par	MOC Holding, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
68.	Morton’s of Chicago/King of Prussia LLC	23-3091798	DE PA	5/14/01	1,500	1,000	no par	MOC Holding, Inc.

69.	Morton’s of Chicago/La Jolla LLC *	33-0928522	DE	8/18/00	1,500	1,000	no par	MOC Holding, Inc.

70.	Morton’s of Chicago/Louisville LLC	61-1370928	DE KY	4/6/00	1,500	1,000	no par	MOC Holding, Inc.

71.	Morton’s of Chicago/McKinney LLC.	11-3483547	DE NC	11/30/98	1,500	1,000	no par	MOC Holding, Inc.

72.	Morton’s of Chicago/Miami, LLC	65-0725983	DE FL	1/14/97	1,500	1,000	no par	Morton’s of Chicago Florida Holding, Inc.

73.	Morton’s of Chicago/New Orleans LLC	72-1474726	DE LA	4/27/00	1,500	1,000	no par	MOC Holding, Inc.

74.	Morton’s of Chicago/North Miami Beach, LLC	65-0748320	DE FL	2/28/97	1,500	1,000	no par	Morton’s of Chicago Florida Holding, Inc.

75.	Morton’s of Chicago/Northbrook, LLC	14-1947000	DE IL	8/8/05	1,500	1,000	no par	MOC Holding, Inc.

76.	Morton’s of Chicago/Orlando, LLC	56-1838091	DE FL	7/14/93	1,500	1,000	no par	Morton’s of Chicago Florida Holding, Inc.

77.	Morton’s of Chicago/Palm Beach LLC	65-0275181	DE FL	5/15/91	3,000	1,000	no par	Morton’s of Chicago Florida Holding, Inc.

78.	Morton’s of Chicago/Pittsburgh LLC.	11-3483546	DE PA	11/30/98	1,500	1,000	no par	MOC/Pittsburgh, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
79.	Morton’s of Chicago/Reston LLC	54-2015638	DE VA	9/8/00	1,500	1,000	no par	MOC Holding, Inc.

80.	Morton’s of Chicago/Richmond LLC.	52-2285125	DE VA	11/3/00	1,500	1,000	no par	MOC Holding, Inc.

81.	Morton’s of Chicago/Schaumburg LLC	36-4294309	DE IL	4/28/99	1,500	1,000	no par	MOC Holding, Inc.

82.	Morton’s of Chicago/SouthPark, LLC	56-2139509	DE NC	11/30/98	1,500	1,000	no par	MOC Holding, Inc.

83.	Morton’s of Chicago/Stamford LLC.	06-1542688	DE CT	11/30/98	1,500	1,000	no par	MOC Holding, Inc.

84.	Morton’s of Chicago/Troy, LLC	84-1661965	DE MI	11/29/04	1,500	1,000	no par	MOC Holding, Inc.

85.	Morton’s of Chicago/Wacker Place LLC	84-1646609	DE	4/8/04	1,500	1,000	no par	MOC Holding, Inc.

86.	Morton’s of Chicago/White Plains LLC	41-2107441	DE NY	6/25/03	1,500	1,000	no par	MOC Holding, Inc.

87.	Morton’s of Chicago/Wisconsin LLC.*	36-4425343	DE WI	12/4/00	1,500	1,000	no par	MOC Holding, Inc.

88.	Morton’s of Chicago Florida Holding, Inc.	38-3725075	DE FL	6/3/05	1,500	1,000	no par	MOC Holding, Inc.

89.	Morton’s of Chicago Maryland Holding, Inc.	36-4577413	DE MD	6/3/05	1,500	1,000	no par	MOC Holding, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value		Owner
90.	Morton’s of Chicago Asia (Singapore) Pte. Ltd.	98-0174066	Singapore	4/12/97	100,000	2		$1.00	Morton’s of Chicago, Inc.

91.	Morton’s of Chicago (Singapore) Pte. Ltd.	98-0174094	Singapore	3/18/97	100,000	2		$1.00	Morton’s of Chicago Asia (Singapore) Pte. Ltd.

92.	Morton’s of Chicago/Toronto, Inc.	98-0210127	Canada	12/27/99	1,500	1,000		no par	Morton’s of Chicago, Inc.

93.	Morton’s of Chicago/Vancouver, Inc.	98-0228074	Canada	11/3/99	1,500	1,000		$1.00	Morton’s of Chicago, Inc.

94.	Morton’s of Chicago Kowloon Limited	98-0206684	HongKong	4/23/99	98	98	$	HK10	Morton’s of Chicago, Inc.

95.	Morton’s of Chicago Hong Kong Limited**	52-2300629	Hong Kong	8/25/00	98	98	$	HK10	Morton’s of Chicago, Inc

96.	Italian Restaurants Holding Corp.	11-3092950	DE NV	12/12/91	3,000	1,000		no par	Morton’s Restaurant Group, Inc.

97.	Bertolini’s Restaurants, Inc.	11-3092952	DE NV	12/12/91	3,000	1,000		no par	Italian Restaurants Holding Corp.

98.	Bertolini’s of Circle Centre, Inc.	35-1973525	DE IN	8/11/95	1,500	1,000		no par	Bertolini’s Restaurants, Inc.

99.	Bertolini’s/ King of Prussia, Inc.	23-2808728	DE PA	9/25/92	1,500	1,000		no par	Bertolini’s Restaurants, Inc.

100.	Bertolini’s of Las Vegas, Inc.	11-3092953	DE NV	12/18/91	1,500	1,000		no par	Bertolini’s Restaurants, Inc.

Company		Fed ID #	State of Inc. state qualified to do business in	Date of Inc.	Authorized Shares	Issued Shares	Par Value	Owner
101.	Bertolini’s at Market Square, Inc. **	58-1883708	DE DC	11/28/89	3,000	1,000	$.01	Bertolini’s Restaurants, Inc.

102.	Bertolini’s at Village Square, Inc.	88-0387999	DE NV	1/21/98	1,500	1,000	no par	Bertolini’s Restaurants, Inc.

103.	Peasant Holding Corp.	58-1883832	DE None	11/28/89	3,000	1,000	$.01	Morton’s Restaurant Group, Inc.

104.	Mick’s at PA Ave., Inc.**	52-1789891	DE DC	7/29/92	3,000	1,000	no par	Peasant Holding Corp.

105.	Mick’s at Fair Oaks, Inc.**	52-1826175	DE VA	5/4/93	1,500	1,000	no par	Peasant Holding Corp.

106.	Mick’s at Annapolis Mall, Inc.**	52-1842226	DE MD	6/30/93	1,500	1,000	no par	Peasant Holding Corp.

FOOTNOTES TO SCHEDULE 3.12:

*	Corporation formed but inactive

++	Created for liquor license purposes

**	Restaurants have been closed

Schedule 3.16

INTELLECTUAL PROPERTY

MORTON’S SERVICE MARK STATUS REPORT

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
502900	ARNIE MORTON’S	76/542433	05-Sep-2003	2915742	04-Jan-2005	Registered	United States of America
502800	ARNIE MORTON’S & DESIGN	76/542432	05-Sep-2003	2915741	04-Jan-2005	Registered	United States of America
500130	ARNIE MORTON’S OF CHICAGO	74/234717	02-Jan-1992	1829037	29-Mar-1994	Registered	United States of America
500140	ARNIE MORTON’S OF CHICAGO THE	74/251512	02-Mar-1992	1832491	19-Apr-1994	Registered	United States of America
	STEAK HOUSE & DESIGN
500120	ARNIE MORTON’S OF CHICAGO THE	74/234803	02-Jan-1992	1829038	29-Mar-1994	Registered	United States of America
	STEAKHOUSE
503000	ARNIE MORTON’S THE STEAKHOUSE	76/542434	05-Sep-2003	2915743	04-Jan-2005	Registered	United States of America
503500	BAR 12 21	78/786220	06-Jan-2006			Pending	United States of America
500180	LEGENDS ARE LARGER THAN LIFE	75/409623	22-Dec-1997	2302701	21-Dec-1999	Registered	United States of America
500510	MORTON’S			028767	08-Aug-1990	Registered	Arizona
500585	MORTON’S	1065114	15-Jul-2005			Pending	Australia
500525	MORTON’S	AM410/97	29-Jan-1997	169442	28-Apr-1997	Registered	Austria
500529	MORTON’S	896774	02-Jul-1997	618485	02-Jun-1998	Registered	Benelux
500544	MORTON’S	820000221	05-Aug-1997	820000221	16-Nov-1999	Registered	Brazil
500517	MORTON’S	745563	20-Jan-1994	502128	09-Oct-1998	Registered	Canada
500545	MORTON’S	383911	16-Jul-1997	504018	10-Feb-1998	Registered	Chile
500546	MORTON’S	9800012263	16-Feb-1998	1282419	06-Jun-1999	Registered	China (Peoples Republic)
500561	MORTON’S	2000/71026	24-May-2000	1619906	14-Aug-2001	Registered	China (Peoples Republic)

Monday, February 06, 2006	Page 1 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500502	MORTON’S			1130929	18-Aug-1997	Registered	Colorado
500567	MORTON’S			21437	08-Feb-2002	Registered	Connecticut
500560	MORTON’S	2000-0153	01-Feb-2000	153/2000	01-Feb-2000	Registered	Cuba
500530	MORTON’S	O - 123588	01-Jul-1997	217034	23-Apr-1999	Registered	Czech Republic
500531	MORTON’S	03296/1997	01-Jul-1997	03251/1997	25-Jul-1997	Registered	Denmark
500564	MORTON’S	1809490	07-Aug-2000	001809490	03-Dec-2001	Registered	European Community
500512	MORTON’S			T15951	10-Jun-1992	Registered	Florida
500532	MORTON’S	97688549	23-Jul-1997	97688549	02-Jan-1998	Registered	France
500503	MORTON’S			S7181	05-Nov-1986	Registered	Georgia
500565	MORTON’S		31-Aug-2000	30063571	11-Nov-2000	Registered	Germany
500547	MORTON’S	2168-98	23-Mar-1998	112237	10-Aug-2001	Registered	Guatemala
500562	MORTON’S	10148/2000	10-May-2000	14939/2000	13-Nov-2000	Registered	Hong Kong
500523	MORTON’S	10843/1996	30-Aug-1996	199708337	19-Aug-1997	Registered	Hong Kong
500533	MORTON’S	M9702465	08-Jul-1997	154186	01-Oct-1998	Registered	Hungary
500576	MORTON’S			93521	04-Jan-2005	Registered	Illinois
500583	MORTON’S		29-Jul-2005			Pending	India
500569	MORTON’S			2002-0043	25-Jan-2002	Registered	Indiana
500524	MORTON’S	97/8435	05-May-1997	412024	16-Mar-1998	Registered	Indonesia
500534	MORTON’S	97/2441	30-Jun-1997	206178	30-Jun-1997	Registered	Ireland
500535	MORTON’S	113412	04-Jul-1997	113412	04-Aug-1999	Registered	Israel
500536	MORTON’S	RM97C00342	11-Jul-1997	783065	01-Jun-1999	Registered	Italy

Monday, February 06, 2006	Page 2 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500522	MORTON’S	106539/94	20-Oct-1994	4019847	27-Jun-1997	Registered	Japan
500568	MORTON’S			14375	06-Mar-2002	Registered	Kentucky
500557	MORTON’S	10532/1998	15-Dec-1998	57009	11-Oct-1999	Registered	Korea, Republic of
500580	MORTON’S	10299/2005	04-May-2005			Pending	Korea, Republic of
500578	MORTON’S		15-Dec-2004	58-519	15-Dec-2004	Registered	Louisiana
500550	MORTON’S	N/002966	26-Dec-1997	N/2966	05-Aug-1998	Registered	Macao
500553	MORTON’S	98/04534	10-Apr-1998	98004534	10-Apr-1998	Registered	Malaysia
500549	MORTON’S			1998/00428	17-Mar-1998	Registered	Maryland
500505	MORTON’S			41132	08-Mar-1988	Registered	Massachusetts
500575	MORTON’S	677485	17-Sep-2004	886001	16-Jun-2005	Registered	Mexico
500515	MORTON’S			MO9-082	15-Dec-1993	Registered	Michigan
500508	MORTON’S			17187	17-Jan-1991	Registered	Minnesota
500518	MORTON’S			12644	19-Jan-1994	Registered	Missouri
500514	MORTON’S			VOL26P42	05-Mar-1993	Registered	Nevada
500573	MORTON’S	21365	16-May-2003	21365	16-May-2003	Registered	New Jersey
500520	MORTON’S			T11180	01-Sep-1994	Registered	North Carolina
500537	MORTON’S	97.5317	02-Jul-1997	190582	04-Jun-1998	Registered	Norway
500590	MORTON’S	200508050	31-Aug-2005			Pending	Norway
500577	MORTON’S			1507929	15-Dec-2004	Registered	Ohio
500570	MORTON’S	S-35642	30-Jan-2002	35642	30-Jan-2002	Registered	Oregon
500551	MORTON’S	92834	05-Mar-1998	92834	17-Aug-1999	Registered	Panama

Monday, February 06, 2006	Page 3 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500501	MORTON’S			891719	28-Oct-1985	Registered	Pennsylvania
500584	MORTON’S	255170	21-Sep-2005			Published	Peru
500586	MORTON’S	4-2005-00741	03-Aug-2005			Pending	Philippines
500538	MORTON’S	Z-175732	10-Jul-1997	122396	18-Jul-2000	Registered	Poland
500539	MORTON’S	324789	03-Jul-1997	324789	02-Feb-1998	Registered	Portugal
500559	MORTON’S	47958	17-Aug-1999	47958	13-Jun-2001	Registered	Puerto Rico
500554	MORTON’S	48125	28-Jan-1998	34546	28-Jan-1998	Registered	Romania
500579	MORTON’S	M2005005297	04-May-2005			Pending	Romania
500555	MORTON’S	98703553	03-Mar-1998	201691	27-Apr-2001	Registered	Russian Federation
500591	MORTON’S	2005720990	22-Aug-2005			Pending	Russian Federation
500587	MORTON’S	98958	02-Aug-2005			In Process	Saudi Arabia
500588	MORTON’S	T05/12377F	18-Jul-2005	T05/12377F	18-Jul-2005	Registered	Singapore
500589	MORTON’S	2005/15584	28-Jul-2005			Pending	South Africa
500540	MORTON’S	2102709	04-Jul-1997	2102709	22-Dec-1997	Registered	Spain
500541	MORTON’S	97-06733	23-Jul-1997	340887	06-Oct-2000	Registered	Sweden
500542	MORTON’S	05294/1997	02-Jul-1997	447876	23-Dec-1997	Registered	Switzerland
500581	MORTON’S	534909	06-May-2005	534909	06-May-2005	Registered	Switzerland
500526	MORTON’S	86005307	01-May-1998	99920	01-Jun-1998	Registered	Taiwan
500516	MORTON’S			none	17-May-2003	Registered	Tennessee
500504	MORTON’S			53892	21-Sep-1994	Registered	Texas
500527	MORTON’S	335262	30-May-1997	6933	26-Oct-1998	Registered	Thailand

Monday, February 06, 2006	Page 4 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500543	MORTON’S	97/009629	07-Jul-1997	186429	07-Jul-1997	Registered	Turkey
500592	MORTON’S	2005/45604	20-Oct-2005			Pending	Turkey
500556	MORTON’S	5571-98	30-Mar-1998	S009803	20-Apr-1999	Registered	Venezuela
500548	MORTON’S	37389	19-Feb-1998	30872	13-May-1999	Registered	Viet Nam
500582	MORTON’S	4-2005-05057	04-May-2005			Pending	Viet Nam
500513	MORTON’S			A4412	14-Apr-1992	Registered	Virginia
500571	MORTON’S			30327	25-Jan-2002	Registered	Washington
500509	MORTON’S			none	14-Nov-1990	Registered	Wisconsin
502401	MORTON’S (in Chinese Characters)	10149/2000	10-May-2000	14940/2000	13-Nov-2000	Registered	Hong Kong
500563	MORTON’S (KATAKANA)	2000-051778	12-May-2000	4492956	19-Jul-2001	Registered	Japan
500326	MORTON’S AND DESIGN	040826.16	26-Aug-2004	23120	26-Aug-2004	Registered	Aruba
500321	MORTON’S AND DESIGN	1011195	14-Jul-2004	1011195	07-Mar-2005	Registered	Australia
500324	MORTON’S AND DESIGN		06-Oct-2004			Pending	Bahamas
500336	MORTON’S AND DESIGN					In Process	Belize
500325	MORTON’S AND DESIGN	41326	25-Aug-2004	41326	28-Jun-2005	Registered	Bermuda
500332	MORTON’S AND DESIGN	827061625	30-Dec-2004			Published	Brazil
500323	MORTON’S AND DESIGN	1240770	15-Dec-2004			Published	Canada
500333	MORTON’S AND DESIGN	655490	04-Aug-2004	712250	20-Dec-2004	Registered	Chile
500302	MORTON’S AND DESIGN	4206246	05-Aug-2004			Pending	China (Peoples Republic)
500327	MORTON’S AND DESIGN	694/2004	01-Nov-2004			Pending	Cuba
500319	MORTON’S AND DESIGN	169688	22-Sep-2004			Pending	Egypt

Monday, February 06, 2006	Page 5 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500328	MORTON’S AND DESIGN	3951291	20-Jul-2004			Pending	European Community
500337	MORTON’S AND DESIGN	6221-2004	23-Aug-2004			Pending	Guatemala
500304	MORTON’S AND DESIGN	300254899	23-Jul-2004	300254899	23-Jul-2004	Registered	Hong Kong
500340	MORTON’S AND DESIGN		29-Jul-2005			Pending	India
500305	MORTON’S AND DESIGN	J0004215342	29-Jul-2004			Published	Indonesia
500306	MORTON’S AND DESIGN	173728	28-Jul-2004	173728	04-Aug-2005	Registered	Israel
500307	MORTON’S AND DESIGN	2004-066798	20-Jul-2004	4841168	25-Feb-2005	Registered	Japan
500308	MORTON’S AND DESIGN	41-2004-0016	23-Jul-2004	121936	06-Oct-2005	Registered	Korea, Republic of
500309	MORTON’S AND DESIGN	66975	30-Oct-2004	55905	30-Oct-2004	Registered	Kuwait
500311	MORTON’S AND DESIGN	N/14432	22-Jul-2004	N/14432	05-Nov-2004	Registered	Macao
500310	MORTON’S AND DESIGN	2004/10537	23-Jul-2004			Pending	Malaysia
500334	MORTON’S AND DESIGN	679556	29-Sep-2004	887117	21-Jun-2005	Registered	Mexico
500329	MORTON’S AND DESIGN	200407189	20-Jul-2004	227686	12-Aug-2005	Registered	Norway
500335	MORTON’S AND DESIGN	136615	05-Aug-2004	136615	05-Aug-2004	Registered	Panama
500341	MORTON’S AND DESIGN	254892	19-Sep-2005			Published	Peru
500312	MORTON’S AND DESIGN	4-2004-06820	30-Jul-2004			Pending	Philippines
500330	MORTON’S AND DESIGN	M200406650	03-Aug-2004	63194	03-Aug-2004	Registered	Romania
500555	MORTON’S AND DESIGN	98718729	27-Nov-1998	187804	24-Apr-2000	Registered	Russian Federation
500339	MORTON’S AND DESIGN	2004716828	27-Jul-2004			Pending	Russian Federation
500313	MORTON’S AND DESIGN	92104	14-Sep-2004			Published	Saudi Arabia
500314	MORTON’S AND DESIGN	T04/11489G	14-Jul-2004	T04/11489G	14-Jul-2004	Registered	Singapore

Monday, February 06, 2006	Page 6 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500320	MORTON’S AND DESIGN	2004/12309	21-Jul-2004			Pending	South Africa
500331	MORTON’S AND DESIGN	54817/2004	19-Jul-2004	525053	19-Jul-2004	Registered	Switzerland
500315	MORTON’S AND DESIGN	093033842	21-Jul-2004	1149813	16-Apr-2005	Registered	Taiwan
500301	MORTON’S AND DESIGN			48323	11-Apr-1988	Registered	Texas
500316	MORTON’S AND DESIGN	559899	23-Jul-2004	BOR26170	23-Jul-2004	Registered	Thailand
500317	MORTON’S AND DESIGN	2004/23053	23-Jul-2004	2004/23053	23-Jul-2004	Registered	Turkey
500303	MORTON’S AND DESIGN	64247	12-Oct-2004	55548	15-Oct-2005	Registered	United Arab Emirates
500030	MORTON’S AND DESIGN	535785	06-May-1985	1505273	20-Sep-1988	Registered	United States of America
500338	MORTON’S AND DESIGN	15582-2004	27-Sep-2004			Published	Venezuela
500318	MORTON’S AND DESIGN	4-2004-07598	30-Jul-2004	67739	02-Nov-2005	Registered	Viet Nam
503400	MORTON’S LEGENDARY HOT CHOCOLATE CAKE	78/762766	29-Nov-2005			Pending	United States of America
503300	MORTON’S MORTINI	78/773889	15-Dec-2005			Pending	United States of America
500711	MORTON’S OF CHICAGO	2187289	17-Nov-1998			Published	Argentina
500710	MORTON’S OF CHICAGO	736529	12-Jun-1997	736529	02-Oct-1998	Registered	Australia
500709	MORTON’S OF CHICAGO	AM411/97	29-Jan-1997	169443	28-Apr-1997	Registered	Austria
500712	MORTON’S OF CHICAGO	896775	02-Jul-1997	618486	02-Jun-1998	Registered	Benelux
500727	MORTON’S OF CHICAGO	820000230	05-Aug-1997			Pending	Brazil
500704	MORTON’S OF CHICAGO	745564	20-Jan-1994	501751	02-Oct-1998	Registered	Canada
500728	MORTON’S OF CHICAGO	383912	16-Jul-1997	504019	10-Feb-1998	Registered	Chile
500743	MORTON’S OF CHICAGO	2000-0154	01-Feb-2000	155/2000	01-Feb-2000	Registered	Cuba
500713	MORTON’S OF CHICAGO	O-123589	01-Jul-1997	217035	23-Apr-1999	Registered	Czech Republic

Monday, February 06, 2006	Page 7 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500714	MORTON’S OF CHICAGO	03295/1997	01-Jul-1997	03250/1997	25-Jul-1997	Registered	Denmark
500744	MORTON’S OF CHICAGO	1809441	07-Aug-2000	001809441	03-Dec-2001	Registered	European Community
500735	MORTON’S OF CHICAGO	T199800345	29-Jan-1998	212459	31-Dec-1998	Registered	Finland
500715	MORTON’S OF CHICAGO	97688548	23-Jul-1997	97688548	02-Jan-1998	Registered	France
500745	MORTON’S OF CHICAGO		31-Aug-2000	30063570	11-Nov-2000	Registered	Germany
500703	MORTON’S OF CHICAGO	M70324/42W	10-Jul-1991	2099094	23-Feb-1996	Registered	Germany
500731	MORTON’S OF CHICAGO	2166-98	23-Mar-1998	112235	10-Aug-2001	Registered	Guatemala
500701	MORTON’S OF CHICAGO			132225	07-Nov-1990	Registered	Hawaii
500742	MORTON’S OF CHICAGO	12003/1999	02-Sep-1999	14653/2000	03-Nov-2000	Registered	Hong Kong
500707	MORTON’S OF CHICAGO	12003/99	02-Sep-1999	14653/2000	03-Nov-2000	Registered	Hong Kong
500716	MORTON’S OF CHICAGO	M9702464	08-Jul-1997	154185	01-Oct-1998	Registered	Hungary
500717	MORTON’S OF CHICAGO	97/2442	30-Jun-1997	207631	30-Jun-1997	Registered	Ireland
500718	MORTON’S OF CHICAGO	113413	04-Jul-1997	113413	04-Aug-1999	Registered	Israel
500719	MORTON’S OF CHICAGO	RM97C00342	11-Jul-1997	783066	01-Jun-1999	Registered	Italy
500702	MORTON’S OF CHICAGO	106538/94	20-Oct-1994	4019846	27-Jun-1997	Registered	Japan
500741	MORTON’S OF CHICAGO	10533/1998	15-Dec-1998	57008	11-Oct-1999	Registered	Korea, Republic of
500733	MORTON’S OF CHICAGO	N/002967	26-Dec-1997	N/2967	05-Jan-1999	Registered	Macao
500832	MORTON’S OF CHICAGO	98/04535	10-Apr-1998	98004535	10-Apr-1998	Registered	Malaysia
500747	MORTON’S OF CHICAGO	499393	01-Aug-2001	903612	01-Aug-2001	Registered	Mexico
500720	MORTON’S OF CHICAGO	97.5318	02-Jul-1997	190583	04-Jun-1998	Registered	Norway
500734	MORTON’S OF CHICAGO	92833	05-Mar-1998	092833	17-Aug-1999	Registered	Panama

Monday, February 06, 2006	Page 8 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500729	MORTON’S OF CHICAGO	123760	18-Aug-1997	4-1997-123760	15-Jan-2002	Registered	Philippines
500721	MORTON’S OF CHICAGO	Z-175733	10-Jul-1997	122395	18-Jul-2000	Registered	Poland
500722	MORTON’S OF CHICAGO	324790	03-Jul-1997	324790	02-Feb-1998	Registered	Portugal
500737	MORTON’S OF CHICAGO	48124	28-Jan-1998	34545	28-Jan-1998	Registered	Romania
500738	MORTON’S OF CHICAGO	98703554	03-Mar-1998	200662	23-Mar-2001	Registered	Russian Federation
500738	MORTON’S OF CHICAGO	98718730	27-Nov-1998	193765	05-Sep-2000	Registered	Russian Federation
500708	MORTON’S OF CHICAGO	S9724/96	12-Sep-1996	T96/09724B	12-Sep-1996	Registered	Singapore
500739	MORTON’S OF CHICAGO	98/01161	29-Jan-1998	98/01161	11-Jul-2003	Registered	South Africa
500723	MORTON’S OF CHICAGO	2102723	04-Jul-1997	2102723	22-Dec-1997	Registered	Spain
500724	MORTON’S OF CHICAGO	97-06734	23-Jul-1997	340888	06-Oct-2000	Registered	Sweden
500725	MORTON’S OF CHICAGO	05295/1997	02-Jul-1997	447877	23-Dec-1997	Registered	Switzerland
500726	MORTON’S OF CHICAGO	97/009630	07-Jul-1997	184342	07-Jul-1997	Registered	Turkey
500070	MORTON’S OF CHICAGO	74/011102	15-Dec-1989	1647093	04-Jun-1991	Registered	United States of America
500740	MORTON’S OF CHICAGO	5572-98	30-Mar-1998	S009804	20-Apr-1999	Registered	Venezuela
500732	MORTON’S OF CHICAGO	37390	19-Feb-1998	31942	01-Sep-1999	Registered	Viet Nam
500746	MORTON’S OF CHICAGO (Katakana)	2000-051777	12-May-2000	4492955	19-Jul-2001	Registered	Japan
500805	MORTON’S OF CHICAGO AND DESIGN	733319	29-Apr-1997	733319	13-Jan-1998	Registered	Australia
500802	MORTON’S OF CHICAGO AND DESIGN	AM409/97	29-Jan-1997	169441	28-Apr-1997	Registered	Austria
500807	MORTON’S OF CHICAGO AND DESIGN	896776	02-Jul-1997	618487	02-Jun-1998	Registered	Benelux
500823	MORTON’S OF CHICAGO AND DESIGN	820000299	05-Aug-1997			Pending	Brazil
500801	MORTON’S OF CHICAGO AND DESIGN	745578	20-Jan-1994	501752	02-Oct-1998	Registered	Canada

Monday, February 06, 2006	Page 9 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500824	MORTON’S OF CHICAGO AND DESIGN	383913	16-Jul-1997	504020	10-Feb-1998	Registered	Chile
500839	MORTON’S OF CHICAGO AND DESIGN	2000-0155	01-Feb-2000	154/2000	31-Mar-2003	Registered	Cuba
500808	MORTON’S OF CHICAGO AND DESIGN	O-123590	01-Jul-1997	217036	23-Apr-1999	Registered	Czech Republic
500809	MORTON’S OF CHICAGO AND DESIGN	03294/1997	01-Jul-1997	03294/1997	25-Jul-1997	Registered	Denmark
500840	MORTON’S OF CHICAGO AND DESIGN	1809458	07-Aug-2000	1809458	21-Nov-2001	Registered	European Community
500831	MORTON’S OF CHICAGO AND DESIGN	T199800346	29-Jan-1998	212460	31-Dec-1998	Registered	Finland
500810	MORTON’S OF CHICAGO AND DESIGN	97688547	23-Jul-1997	97688547	02-Jan-1998	Registered	France
500841	MORTON’S OF CHICAGO AND DESIGN			30078944.0	31-Jan-2001	Registered	Germany
500827	MORTON’S OF CHICAGO AND DESIGN	2170-98	23-Mar-1998	111135	19-Jun-2001	Registered	Guatemala
500811	MORTON’S OF CHICAGO AND DESIGN	M9702463	08-Jul-1997	154190	01-Oct-1998	Registered	Hungary
500812	MORTON’S OF CHICAGO AND DESIGN	97/2443	30-Jun-1997	207632	30-Jun-1997	Registered	Ireland
500813	MORTON’S OF CHICAGO AND DESIGN	113414	04-Jul-1997	113414	04-Aug-1999	Registered	Israel
500814	MORTON’S OF CHICAGO AND DESIGN	RM97C00342	11-Jul-1997	783067	01-Jun-1999	Registered	Italy
500843	MORTON’S OF CHICAGO AND DESIGN	2004-066797	20-Jul-2004	4841167	25-Feb-2005	Registered	Japan
500837	MORTON’S OF CHICAGO AND DESIGN	10534/1998	15-Dec-1998	57007	11-Oct-1999	Registered	Korea, Republic of
500829	MORTON’S OF CHICAGO AND DESIGN	N/002968	26-Dec-1997	N/2968	05-Jan-1999	Registered	Macao
500832	MORTON’S OF CHICAGO AND DESIGN	98/04536	10-Apr-1998			Pending	Malaysia
500842	MORTON’S OF CHICAGO AND DESIGN	499392	01-Aug-2001	788334	28-Apr-2003	Registered	Mexico
500519	MORTON’S OF CHICAGO AND DESIGN			S13912	27-Jan-1994	Registered	New York
500815	MORTON’S OF CHICAGO AND DESIGN	97.5319	02-Jul-1997	190584	04-Jun-1998	Registered	Norway
500830	MORTON’S OF CHICAGO AND DESIGN	92831	05-Mar-1998	98831	05-Mar-1998	Registered	Panama

Monday, February 06, 2006	Page 10 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
500825	MORTON’S OF CHICAGO AND DESIGN	4-97-123759	18-Aug-1997	4-97-123759	28-Sep-2003	Registered	Philippines
500816	MORTON’S OF CHICAGO AND DESIGN	Z-175734	10-Jul-1997	122394	18-Jul-2000	Registered	Poland
500817	MORTON’S OF CHICAGO AND DESIGN	324791	03-Jul-1997	324791	02-Feb-1998	Registered	Portugal
500833	MORTON’S OF CHICAGO AND DESIGN	48126	28-Jan-1998	34828	28-Jan-1998	Registered	Romania
500834	MORTON’S OF CHICAGO AND DESIGN	98703562	03-Mar-1998	189225	31-May-2000	Registered	Russian Federation
500835	MORTON’S OF CHICAGO AND DESIGN	98/01162	29-Jan-1998	98/01162	11-Jul-2003	Registered	South Africa
500818	MORTON’S OF CHICAGO AND DESIGN	2102724	04-Jul-1997	2102724	22-Dec-1997	Registered	Spain
500819	MORTON’S OF CHICAGO AND DESIGN	97-06735	23-Jul-1997	340889	06-Oct-2000	Registered	Sweden
500820	MORTON’S OF CHICAGO AND DESIGN	05296/1997	02-Jul-1997	447938	26-Jan-1998	Registered	Switzerland
500803	MORTON’S OF CHICAGO AND DESIGN	86005308	30-Jan-1997	101288	01-Jul-1998	Registered	Taiwan
500804	MORTON’S OF CHICAGO AND DESIGN	335261	30-May-1997	6865	13-Oct-1998	Registered	Thailand
500821	MORTON’S OF CHICAGO AND DESIGN	97/009631	07-Jul-1997	184388	07-Jul-1997	Registered	Turkey
500822	MORTON’S OF CHICAGO AND DESIGN	2137558	01-Jul-1997	2137558	23-Jan-1998	Registered	United Kingdom
500800	MORTON’S OF CHICAGO AND DESIGN	74/014514	27-Dec-1989	1647095	04-Jun-1991	Registered	United States of America
500836	MORTON’S OF CHICAGO AND DESIGN	5573-98	30-Mar-1998	S012753	02-Jun-2000	Registered	Venezuela
500828	MORTON’S OF CHICAGO AND DESIGN	37391	19-Feb-1998	31943	01-Sep-1999	Registered	Viet Nam
500838	MORTON’S OF CHICAGO DESIGN	12004/1999	02-Sep-1999	13550/2000	12-Oct-2000	Registered	Hong Kong
501000	MORTON’S OF CHICAGO THE STEAK HOUSE AND DESIGN	084905	06-Aug-1990	1738748	08-Dec-1992	Registered	United States of America
503201	MORTON’S OF CHICAGO, INC.					In Process	Panama
500903	MORTON’S STEAKHOUSE	745562	20-Jan-1994	502124	09-Oct-1998	Registered	Canada
500901	MORTON’S STEAKHOUSE			132226	06-Nov-1990	Registered	Hawaii

Monday, February 06, 2006	Page 11 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
502739	MORTON’S THE STEAKHOUSE	2552422	03-Nov-2004			Published	Argentina
502725	MORTON’S THE STEAKHOUSE	040826.14	26-Aug-2004	23119	26-Aug-2004	Registered	Aruba
502720	MORTON’S THE STEAKHOUSE	1011194	14-Jul-2004	1011194	07-Mar-2005	Registered	Australia
502723	MORTON’S THE STEAKHOUSE		06-Oct-2004			Pending	Bahamas
502735	MORTON’S THE STEAKHOUSE					In Process	Belize
502724	MORTON’S THE STEAKHOUSE	41327	25-Aug-2004	41327	28-Jun-2005	Registered	Bermuda
502732	MORTON’S THE STEAKHOUSE	827045280	30-Dec-2004			Published	Brazil
502722	MORTON’S THE STEAKHOUSE	1240771	15-Dec-2004			Published	Canada
502731	MORTON’S THE STEAKHOUSE	655491	04-Aug-2004			Pending	Chile
502701	MORTON’S THE STEAKHOUSE	4206247	05-Aug-2004			Pending	China (Peoples Republic)
502726	MORTON’S THE STEAKHOUSE	695/2004	01-Nov-2004			Pending	Cuba
502718	MORTON’S THE STEAKHOUSE	169689	22-Sep-2004			Pending	Egypt
502727	MORTON’S THE STEAKHOUSE	3937885	19-Jul-2004			Published	European Community
502736	MORTON’S THE STEAKHOUSE	6220-2004	23-Aug-2004	135741	17-May-2005	Registered	Guatemala
502703	MORTON’S THE STEAKHOUSE	300254880	23-Jul-2004	300254880	23-Jul-2004	Registered	Hong Kong
502740	MORTON’S THE STEAKHOUSE		29-Jul-2005			Pending	India
502704	MORTON’S THE STEAKHOUSE	J0004215352	29-Jul-2004			Published	Indonesia
502705	MORTON’S THE STEAKHOUSE	173729	28-Jul-2004	173729	07-Nov-2005	Registered	Israel
502706	MORTON’S THE STEAKHOUSE	2004-066796	20-Jul-2004	4841166	25-Feb-2005	Registered	Japan
502707	MORTON’S THE STEAKHOUSE	41-2004-0016	23-Jul-2004	121937	06-Oct-2005	Registered	Korea, Republic of
502708	MORTON’S THE STEAKHOUSE	66976	30-Oct-2004	55906	30-Oct-2004	Registered	Kuwait

Monday, February 06, 2006	Page 12 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
502710	MORTON’S THE STEAKHOUSE	N/14433	22-Jul-2004	N/14433	05-Nov-2004	Registered	Macao
502709	MORTON’S THE STEAKHOUSE	2004/10538	23-Jul-2004			Pending	Malaysia
502733	MORTON’S THE STEAKHOUSE	679558	29-Sep-2004	855327	19-Oct-2004	Registered	Mexico
502728	MORTON’S THE STEAKHOUSE	200407188	20-Jul-2004	227687	12-Aug-2005	Registered	Norway
502734	MORTON’S THE STEAKHOUSE	137301	07-Sep-2004	137301	07-Sep-2004	Registered	Panama
502741	MORTON’S THE STEAKHOUSE	255066	21-Sep-2005			Published	Peru
502711	MORTON’S THE STEAKHOUSE	4-2004-06821	30-Jul-2004			Pending	Philippines
502729	MORTON’S THE STEAKHOUSE	M200406651	03-Aug-2004	63437	03-Aug-2004	Registered	Romania
502738	MORTON’S THE STEAKHOUSE	2004716827	27-Jul-2004	297557	02-Nov-2005	Registered	Russian Federation
502712	MORTON’S THE STEAKHOUSE	92105	14-Sep-2004			Published	Saudi Arabia
502713	MORTON’S THE STEAKHOUSE	T04/11491I	14-Jul-2004	T04/11491I	14-Jul-2004	Registered	Singapore
502719	MORTON’S THE STEAKHOUSE	2004/12310	21-Jul-2004			Pending	South Africa
502730	MORTON’S THE STEAKHOUSE	54815/2004	19-Jul-2004	525018	19-Jul-2004	Registered	Switzerland
502714	MORTON’S THE STEAKHOUSE	093033844	21-Jul-2004	1155138	16-May-2005	Registered	Taiwan
502715	MORTON’S THE STEAKHOUSE	559900	23-Jul-2004	BOR26510	23-Jul-2004	Registered	Thailand
502716	MORTON’S THE STEAKHOUSE	2004/23054	23-Jul-2004	2004/23054	23-Jul-2004	Registered	Turkey
502702	MORTON’S THE STEAKHOUSE	64248	12-Oct-2004			Pending	United Arab Emirates
502700	MORTON’S THE STEAKHOUSE	76/524212	19-Jun-2003	2925648	08-Feb-2005	Registered	United States of America
502737	MORTON’S THE STEAKHOUSE	15883/2004	27-Sep-2004			Published	Venezuela
502717	MORTON’S THE STEAKHOUSE	4-2004-07597	30-Jul-2004	67484	21-Oct-2005	Registered	Viet Nam
502601	SAVOR THE GOOD LIFE	1192298	01-Oct-2003			Pending	Canada

Monday, February 06, 2006	Page 13 of 14

Matter	Trademark	AppNumber	FilDate	RegNumber	RegDate	Status	CountryName
502600	SAVOR THE GOOD LIFE	76/511374	02-May-2003			Published	United States of America
503100	THE BEST STEAK ANYWHERE	76/628235	18-Jan-2005			Pending	United States of America
500230	THE LEGEND. THE STEAKHOUSE	75/506128	23-Jun-1998	2318090	15-Feb-2000	Registered	United States of America
502501	THE REWARD	883798	26-Jul-2001	883798	19-Aug-2002	Registered	Australia
502502	THE REWARD	2001/12904	07-Mar-2001	5411/2002	07-Mar-2001	Registered	Hong Kong
502503	THE REWARD	T01/11455A	07-Mar-2001	T01/11455A	07-Mar-2001	Registered	Singapore
502500	THE REWARD	76/220250	07-Mar-2001	2589856	02-Jul-2002	Registered	United States of America
500210	TWO DECADES OF EXCEPTIONAL TASTE	75/457793	27-Mar-1998	2365076	04-Jul-2000	Registered	United States of America

Monday, February 06, 2006	Page 14 of 14

Schedule 3.19(a)

LOCATION OF REAL PROPERTY

Morton’s Restaurant Group, Inc. –	3333 New Hyde Park Rd.
New Hyde Park, NY 11042
Landlord – X-CELL REALTY ASSOCIATES, LLC

Morton’s of Chicago, Inc.:	325 N. LaSalle St., Ste 500, Chicago, Ill. 69610
Landlord: Friedman Properties, Ltd
325 N. LsSalle St., Ste. 600, Chicago, IL 69610

The list below provides the address of each restaurant location, which is where the inventory, equipment, and real property is located.

Credit Party	Address of Restaurant	Owned/ Leased	Name and Address of Owner

Morton’s of Chicago/Atlanta, Inc.	SunTrust Plaza Bldg. 303 Peachtree Center Ave. Atlanta, GA 30308	Leased	Suntrust Plaza Assoc. LLC c/o Peachtree 400 Assoc Ltd. Attn: Beverly Mayfield 303 Peachtree St. NE Suite LL-120 Atlanta, GA 30308

Morton’s of Chicago/Buckhead, Inc.	Peachtree Lenox Bldg. 3379 Peachtree Rd. N.E. Atlanta, GA 30326	Leased	Peachtree Lenox Owner LLC c/o The Hayman Company PO Box 532755 Atlanta, GA 30353

Morton’s of Chicago/Chicago, Inc.	1050 N. State St. Chicago, IL 60610	Leased	American National Bank and Trust Company, Inc. c/o The Habitat Company 350 West Hubbard St. Suite 500 Chicago, Il 60610

Morton’s of Chicago, Inc. Food storage	3737 S. Halsted Chicago, IL 60609	Leased	Allen Brothers Inc. 3737 S. Halsted Chicago, IL 60609

Morton’s of Chicago, Inc. Food storage	340 N. Oakley Blvd Chicago, IL 60612	Leased	Stockyards Packing 340 N. Oakley Blvd Chicago, IL 60612

Morton’s of Chicago/Cincinnati, Inc.	Tower Place 28 W. Fourth Street Cincinnati, OH 45202	Leased	Tower Place Retail LLC 121 West Trade St. Suite 1900 Charlotte, NC 28202

Morton’s of Chicago/Clayton, Inc.	7822 Bonhomme Ave. Clayton, MO 63105	Leased	Love Management Company Attn: Brenda Moore 212 South Central Suite 100 St. Louis, MO 63105

Morton’s of Chicago/Cleveland, Inc.	The Avenue at Tower City Center 1600 W. Second Street Cleveland, Ohio 44113	Leased	Tower City Skylight Tower, Inc. 10800 Brookpark Rd. Cleveland, OH 44130

Morton’s of Chicago/Columbus Inc.	280 Plaza 280 North High Street Columbus, OH 43215	Leased	Nationwide Insurance Box L2397 Columbus, OH 43260

Morton’s of Chicago/Dallas, Inc.	501 Elm Street Dallas, TX 75202	Leased	501 Elm Place Partners Ltd. 3321 Tower Dr. Suite 113 Dallas, TX 75234

Morton’s of Chicago/Denver, Inc.	1710 Wynkoop St. Denver, CO 80202	Leased	Historic Street Car Stables, Ltd. 1624 Market St. Suite 306 Denver, CO 80202

Morton’s of Chicago/Detroit, Inc.	One Towne Square Southfield, MI 48076	Leased	Allied Phase One Venture LLC Dept # 212201 PO Box 67000 Detroit, MI 48267

Morton’s of Chicago/Fifth Avenue, Inc.	New York, NY 551 5th Ave New York, NY 10017	Leased	FGP 90 West St., Inc. c/o Jeffrey Management Group 7 Penn Plaza, Suite 618 New York, NY 10001

Morton’s of Chicago/Flamingo Road Corp.	400 East Flamingo Road Las Vegas, NV 89109	Leased	Vegas Paradise, LLC 9295 Chesapeak Drive Suite D San Diego, CA 92123

Morton’s of Chicago/Houston, Inc.	Centre at Post Oak 5000 Westheimer Houston, Texas 77056	Leased	Weingarten Realty Investors Attn: Kristie Parker P.O. Box 924133 Houston, TX 77299

Morton’s of Chicago/Minneapolis, Inc.	555 Nicollet Mall Minneapolis, MN 55402	Leased	Brookfield DB, Inc. c/o Ernest W. Hahn d/b/a The Hahn Company 4350 La Jolla Village Dr. Suite 700 San Diego, CA 92122

Morton’s of Chicago/Nashville, Inc.	618 Church St. Nashville, TN 37219	Leased	Michael D. Shmerling & Co., LLC 1900 Church St. Suite 400 Nashville, TN 37203

Morton’s of Chicago/Palm Desert, Inc.	74-880 Country Club Drive Palm Desert, CA 92260	Leased	S.J. Ray - Desert Springs Partners LP c/o Spinello Property Management PO Box 16782 Irvine, CA 92623

Morton’s of Chicago/Philadelphia, Inc.	1411 Walnut Street Philadelphia, PA 19102	Leased	Washington Square Partners LP 1228 Spruce St. Philadelphia, PA 19107

Morton’s of Chicago/Phoenix, Inc.	Shops at the Esplanade 2501 E. Camelback Rd. Phoenix, AZ 85016	Leased	Esplanade Office Ltd. Partnership c/o Clarion Partners LLC 335 Madison Ave. New York, NY 10017

Morton’s of Chicago/Pittsburgh, Inc.	CNG Tower 625 Liberty Avenue Pittsburgh, PA 15222	Leased	Liberty Avenue Holdings 36907 Treasury Center Chicago, IL 60694

Morton’s of Chicago/Portland, Inc.	213 SW Clay Street Portland, OR 97201	Leased	KOIN Center Management 222 SW Columbia St. Suite 201 Portland, OR 97201

Morton’s of Chicago/Puerto Rico, Inc.	1 Calle San Geronimo Grounds San Juan, PR 00901	Leased	Caibe Hilton, San Juan Attn: Asli Turner PO Box 9021872 San Juan, PR 00902

Morton’s of Chicago/Rosemont, Inc.	Columbia Centre III 9525 W. Bryn Mawr Ave. Rosemont, IL 60018	Leased	Teachers Insurance and Annuity Assoc. of America c/o Hamilton Partners Inc. 9252 West Bryn Mawr Rosemont, IL 60018

Morton’s of Chicago/Sacramento, Inc.	521 L St. Sacramento, CA 95814	Leased	Downtown Plaza LLC File # 55694 Attn: Kathleen Los Angeles, CA 90074

Morton’s of Chicago/San Antonio, Inc.	849 E. Commerce Street San Antonio, TX 78205	Leased	New Rivercenter Mall LP PO Box 841258 Dallas, TX 75284

Morton’s of Chicago/San Diego, Inc.	The Harbor Club 285 J Street San Diego, CA 92101	Leased	One Harbor, LLC Attn: Charla 12780 High Bluff Dr. Suite 100 San Diego, CA 92130

Morton’s of Chicago/San Francisco, Inc.	400 Post St., Lower Level San Francisco, CA 94102	Leased	Jamestown 15 LP Attn: Margie Two Paces West Suite 1600 2727 Paces Ferry Rd. Atlanta, GA 30339

Morton’s of Chicago/Santa Ana, Inc.	1641 W. Sunflower Ave. Santa Ana, CA 92704	Leased	South Coast Plaza Village Management Offices Attn: Jennifer 3333 Bristol St. South Coast Plaza, CA 92626

Morton’s of Chicago/Scottsdale, Inc.	15233 N. Kierland Blvd. Scottsdale, AZ 85254	Owned

Morton’s of Chicago/Seattle, Inc.	1511 6th Avenue Seattle, WA 98101	Leased	FADCO, LLC Attn: Michael Nepadal 3236 Stone Valley Road West Suite 230 Alamo, CA 94507

Morton’s of Chicago/Virginia, Inc.	8075 Leesburg Pike Vienna, VA 22182	Leased	Fairfax Square Partners c/o Charles E. Smith Commercial Realty 2345 Crystal Drive Arlington, VA 22202

Morton’s of Chicago/Washington D.C. Inc.	3251 Prospect St, NW Washington, DC 20007	Leased	Georgetown Prospect Place Associates Limited Partnership 1433 Highwood Drive McLean, VA 22101

Morton’s of Chicago/Washington Square, Inc.	1050 Connecticut Ave. Washington, DC 20036	Leased	Washington Square Limited Partnership c/o Lerner Corporation Attn: David Roberts 11501 Huff Court North Bethesda, MD 20895

Morton’s of Chicago/Westbrook, Inc.	One Westbrook Corporate Center 22nd & Wolf Rds. Westchester, IL 60154	Leased	EOP Westbrook Corporate Center c/o Equity Office Properties One Westbrook Corp. Center Suite 120 Westchester, IL 60154

Porterhouse of Los Angeles, Inc.	735 South Figueroa St. Los Angeles, CA 90017	Leased	Whtcp Realty LLC/Trizecahn 725 South Figueroa St. Suite 1850 Attn: Katalin Antal Los Angeles, CA 90017

Arnie Morton’s of Chicago/Burbank LLC	3400 West Olive Avenue Burbank, CA 91505	Leased	Media Center Development LLC c/o M. David Paul Development, LLC 233 Wilshire Blvd. Suite 990 Santa Monica, CA 90401

Morton’s of Chicago/Baltimore, LLC	300 South Charles St. Baltimore, MD 21201	Leased	Baltimore Harbor Center LP c/o Willard Hackerman 300 East Joppa Rd. Baltimore, MD 21286

Morton’s of Chicago/Bethesda LLC	Hyatt Regency Hotel 7400 Wisconsin Avenue Bethesda, MD 20814	Leased	BMC Hotel LLC c/o The Meridian Group 3 Bethesda Metro Center Suite 610 Bethesda, MD 20814
Morton’s of Chicago/Anaheim, LLC	1855 South Harbor Blvd. Anaheim, CA 92802	Leased	Anaheim Hotel, LLC C/o Northwest Hospitality Attn: Robert J. Suits 6000 East Riverpark Lane Suite 205 Boise, Idaho 83706

Morton’s of Chicago/Atlantic City, LLC	Caesars Atlantic City 2100 Pacific Avenue Atlantic City, NJ 08401	Leased	Boardwalk Regency Corp. d/b/a Caesars Atlantic City 2100 Pacific Avenue Atlantic City, NJ 08401

Morton’s of Chicago/Boca Raton, LLC	5050 Town Center Circle Boca Raton, FL 33486	Leased	485 Properties LLC 5100 Town Center Circle Suite 560 Boca Raton, FL 33486

Morton’s of Chicago/Coral Gables LLC	2333 Ponce de Leon Blvd. Coral Gables, FL 33134	Leased	Crescent Colonnade, LLC 2 Alhambra Plaza Suite 107 Coral gables, FL 33134

Morton’s of Chicago/Miami, LLC	1200 Brickell Ave. Miami, FL 33131	Leased	IBEX 1200 Brickell Assoc. 1200 Brickell Ave. Suite 740 Miami, FL 33131

Morton’s of Chicago/North Miami Beach, LLC	17399 Biscayne Blvd. N. Miami, FL 33160	Owned

Morton’s of Chicago/Orlando, LLC	Dr. Phillips Market Place 7600 Dr. Phillips Blvd. Orlando, Florida 32819	Leased	Orlando Marketplace Ltd. C&J Management Inc. 2464 E. Michigan St. Orlando, Fl 32806

Morton’s of Chicago/Palm Beach, LLC	777 S. Flagler Dr. W. Palm Beach, FL 33401	Leased	Phillips Point LLC c/o Wachovia Bank, N.A. PO Box 60834 Charlotte, NC 28260

Morton’s of Chicago/Boston LLC	One Exeter Plaza 699 Boylston at Exeter Boston, MA 02116	Leased	Onexeter LLC One Exeter Plaza, Boston, MA 02116

Morton’s of Chicago/Charlotte LLC	227 W. Trade St. Charlotte, NC 28202	Leased	SRI Two Carillon LLC Bank of America, N.A. Lockbox # 72901 PO Box 61000 San Francisco, CA 94161

Morton’s of Chicago/Crystal City LLC	1631 Crystal Square Arcade Arlington, VA 22202	Leased	CESC Square LLC Attn: Tammy Craig c/o Charles E. Smith Real Estate Services 2345 Crystal Drive Arlington, VA 22202
Morton’s of Chicago/Denver Crescent Town Center, LLC	Denver Crescent Town Center 8480 E. Belleview Ave. Greenwood Village, CO 80111	Leased	8480 E. Belleview LLC Horizon Banks, N.A. 8400 E. Crescent Parkway, Suite 100 Englewood, CO 80111

Morton’s of Chicago/Fort Lauderdale, LLC	Las Olas River House 100 East Las Olas Blvd. Fort Lauderdale, FL 33301-2207	Leased	East Las Olas, Ltd 200 East Las Olas Blvd. Suite 1660 Fort Lauderdale, FL 33301

Morton’s of Chicago/Great Neck LLC	777 Northern Blvd. Great Neck, NY 11020	Owned with Section of Leased Land	Dorothy Biermann Trust C/o Dewitt & Higgins 26 Robinson Road Glen Cove, NY 11542

Morton’s of Chicago/Hackensack LLC	Riverside Square Mall One Riverside Square Hackensack, NJ 07601	Leased	Riverside Square Ltd. Partnership c/o The Mills Corporation One Riverside Square Hackensack, NJ 07601

Morton’s of Chicago/Hartford LLC	30 State House Square Hartford, CT 06103	Leased	State House Financial Assoc., LLC c/o Harbor Group 10 State House Square Hartford, CT 06103

Morton’s of Chicago/Honolulu LLC	Ala Moana Shopping Center 1450 Ala Moana Blvd. Honolulu, Hawaii 96814	Leased	GGP Ala Moana LLC Attn: General Manager 1585 Kapiolani Blvd. Suite 800 Honolulu, HI 96814

Morton’s of Chicago/Honolulu LLC Food storage	285 Sand Island Access Road Honolulu, HI 96819	Leased	Y. Hata & Co., LTD 285 Sand Island Access Road Honolulu, HI 96819

Morton’s of Chicago/Indianapolis LLC	41 E. Washington Ave. Indianapolis, IN 46204	Leased	Echo II LLC Attn: Jeff Basch 105850 N. Meridian St. Suite 101 Indianapolis, IN 46290

Morton’s of Chicago/Jacksonville LLC	1510 Riverplace Blvd. Jacksonville, FL 32207	Owned

Morton’s of Chicago/Kansas City LLC	2475 Grand Ave. Kansas City, MO 64108	Leased	Crown Center Redevelopment Corporation Attn: Missy M. Larson 2405 Grand Ave. Suite 200 Kansas City, MO 64108

Morton’s of Chicago/King of Prussia LLC	The Pavilion at King of Prussia Mall 500 Mall Blvd. King of Prussia, PA 19406	Leased	PS Court Associates, L.P. c/o Kravco/Simon 234 Mall Boulevard P.O. Box 1528 King of Prussia, PA 19406-1528
Morton’s of Chicago/Louisville LLC	626 West Main Street Louisville, KY 40202	Leased	Washington Investments, LLC PO Box 1080 Attn: Pam Fife Louisville, KY 40210

Morton’s of Chicago/New Orleans LLC	One Canal Place 365 Canal St. New Orleans, LA 70130	Leased	Aetna Life Insurance Company NO One Canal Place LLC PO Box 54893 New Orleans, LA 70154

Morton’s of Chicago/Northbrook, LLC	707 Skokie Blvd. Northbrook, IL 60062	Leased	MJH Northbrook LLC Jones LaSalle Americas L.P. 555 Skokie Blvd, Suite 475 Northbrook, IL 60062

Morton’s of Chicago/McKinney LLC	1001 McKinney St. Houston, TX 77002	Leased	1001 McKinney Venture, L.P. c/c USAA Real Estate Company 9830 Colonnade Blvd. Suit 600 San Antonio, TX 78230-2239

Morton’s of Chicago/Reston LLC	Reston Town Center One Freedom Square 11956 Market Street Reston, VA 20190	Leased	One Freedom Square LLC c/o Boston Properties Inc. 401 9th Street N.W. Washington, DC 20004

Morton’s of Chicago/Richmond LLC	111 Virginia St. Richmond, VA 23219	Leased	The Turning Basin c/o CB Richard Ellis of VA, Inc. 7501 Boulders View Drive Suite 600 Richmond, VA 23225

Morton’s of Chicago/Schaumburg LLC	1470 McConnor Parkway Schaumburg, IL 60173	Owned

Morton’s of Chicago/South Park, LLC	4331 Barclay Downs Dr. Charlotte, NC 28209	Leased	SPM Developers, LLC c/o Simon Property Group, Inc. National City Center 115 West Washington St. Indianapolis, IN 46204

Morton’s of Chicago/Stamford LLC	UBS Warburg Building 377 North State St. Stamford, CT 06901	Leased	SBC Warburg 10 East 50th St. Swiss Bank Tower New York, NY 10022

Morton’s of Chicago/Troy, LLC	888 West Big Beaver Rd Suite 308 Troy, MI 48084	Leased	888 West Big Beaver, LLC c/o REDICO Management, Inc. One Towne Square, Suite 1600 Southfield, MI 48076

Morton’s of Chicago/Wacker Place, LLC	65 East Wacker Place Chicago, IL 60601	Leased	La Salle National Trust Land Trust Department 135 S. LaSalle Street Chicago, IL 60603

Morton’s of Chicago/White Plains LLC	9 Maple Ave. White Plains, NY 10605	Leased	R Squared LLC Attn: Ted Habza 555 Madison Ave. 12th Floor New York, NY 10022

Morton’s of Chicago Asia (Singapore) Pte. Ltd.	Oriental Hotel Fourth Storey 5 Raffles Avenue Marina Square, Singapore, 039797	Leased	Marina Bay Hotel PTE Ltd. 5 Raffles Avenue Marina Square, Singapore, 039797

Morton’s of Chicago (Singapore) Pte. Ltd. Food Storage	Block 26 #01-212 Pasir Panjang Wholesale Centre Singapore 110026	Leased	Sea Bulk PTE LTD Block 26 #01-212 Pasir Panjang Wholesale Centre Singapore 110026

Morton’s of Chicago/Toronto, Inc.	Park Hyatt Hotel 4 Avenue Road at Prince Arthur Toronto, Canada M5R2E8	Leased	Park Plaza Operating Inc. c/o Gencom American Hospitality 10777 Westheimer Ste 1000 Houston, TX 77042

Morton’s of Chicago/Vancouver, Inc.	750 West Cordova Street Vancouver, BC, Canada V6C 1A1	Leased	Public Works and Gov’t Services Pacific Region c/o Her Majesty the Queen in Right of Canada 641-800 Burrard St. Vancouver, BC V6Z2V8

Bertolini’s of Circle Centre, Inc.	Bertolini’s of Circle Centre 49 W. Maryland St. Indianapolis, IN 46204	Leased	Circle Center Development Company c/o M.S. Management Assoc. Attn: Valerie One Merchants Plaza 115 W. Washington Indianapolis, IN 46204

Bertolini’s/King of Prussia, Inc.	Bertolini's King of Prussia Mall 160 N. Gulph Rd. King of Prussia, PA 19406	Leased	Kravco Company Attn: Pam Kelly 234 Mall Blvd PO Box 1528 King of Prussia, PA 19406

Bertolini’s of Las Vegas, Inc.	Forum Shops at Caesars Palace 3500 Las Vegas Blvd., Suite G-9 Las Vegas, NV 89109	Leased	Forum Developers Ltd. Partnership c/o M.S. Management Assoc. One Merchants Plaza PO Box 7033 Indianapolis, IN 46207

Bertolini’s at Village Square, Inc.	West Las Vegas 9500 W. Sahara Avenue Las Vegas, NV 89117	Owned

Schedule 3.19(b)

LOCATION OF COLLATERAL

1.)	See Schedule 3.19(a) for a list of each of the Credit Parties and their locations.

2.)	See Schedule 3.19(a) for the location of warehouse locations.

Schedule 3.19(c)

CHIEF EXECUTIVE OFFICES

1.)	The Chief Executive Office for the Borrower, the Parent, and each of their Subsidiaries is 325 N. LaSalle Street, Suite 500, Chicago, IL 60610.

2.)	See Schedule 3.12 for a list of each of the Credit Parties and their Subsidiaries state of incorporation or organization.

Schedule 3.21

LABOR MATTERS

NONE

Schedule 3.30

MATERIAL CONTRACTS

Title	Dated	Parties to Agreement

Commercial Lease relating to executive offices located at 325 N. LaSalle St. Ste 500, Chicago, Ill. 69610.	Nov. 15, 2005	Friedman Properties, Ltd.; Morton’s of Chicago, Inc.

Commercial Lease relating to offices located at 3333 New Hyde Park Road, Suite 210, New Hyde Park, New York 11042	Jan. 18, 1994	X-Cell Realty Associates; Morton’s Restaurant Group, Inc.

Letter Agreement	Dec. 30, 2005	Morton’s Restaurant Group, Inc.; Allen J. Bernstein.

Letter Agreement	Jan. 11, 2006	Morton’s Restaurant Group, Inc.; James W. Kirkpatrick.

Third Amended and Restated Employment Agreement	Jan. 20, 2006	Morton’s Restaurant Group, Inc.; Thomas J. Baldwin.

Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing Accompanied by a Loan Agreement and Promissory Note.	Mar. 27, 2001	FFCA Acquisition Corporation (later acquired by GE Capital Franchise Finance, the current Mortgagee); Morton’s of Chicago/Great Neck LLC.

TIP Reporting Alternative Commitment	Mar. 27, 1996	Department of the Treasury-Internal Revenue Service: Morton’s Restaurant Group, Inc.

Schedule 4.1-1

[FORM OF]

SECRETARY’S CERTIFICATE

[Date]

[CREDIT PARTY]

Pursuant to Section 4.1(b) of the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; capitalized terms used herein and not defined shall have the meanings provided in the Credit Agreement), by and among Morton’s of Chicago, Inc., an Illinois corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders, the undersigned                          of [CREDIT PARTY] (the “Company”) and in his capacity thereof, hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and complete copy of the [articles of incorporation] [certificate of formation] [certificate of limited partnership] of the Company and all amendments thereto as in effect on the date hereof.

2. Attached hereto as Exhibit B is a true and complete copy of the [bylaws] [operating agreement] [partnership agreement] of the Company and all amendments thereto as in effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by the board of directors of the Company on                             . Such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

4. The following persons are duly elected and qualified officers of the Company, holding the offices indicated next to the names below on the date hereof, and the signatures appearing opposite the names of the officers below are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver on behalf of the Company the Credit Agreement, the Notes and the other Credit Documents to be issued pursuant thereto:

Name	Office	Signature

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the day and year first above written.

Name:
Title:

I,                                         , the                                  of the Company, hereby certify that                                      is the duly elected and qualified                          of the Company and that his/her true and genuine signature is set forth above.

Name:
Title:

Schedule 4.1-2

[FORM OF]

SOLVENCY CERTIFICATE

[Date]

The undersigned chief financial officer of Morton’s of Chicago, Inc., an Illinois corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Credit Parties and is duly authorized in his capacity as chief financial officer of the Borrower, to execute this certificate on behalf of the Borrower.

Reference is made to that Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders. All capitalized terms used herein and not defined shall have the meanings provided in the Credit Agreement.

The undersigned certifies that he has made such investigation and inquiries as to the financial condition of the Credit Parties as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Loans and other Extensions of Credit under the Credit Agreement.

The undersigned in his capacity as chief financial officer of the Borrower, certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith, it being recognized that actual results may differ from the projected results by a material amount.

BASED ON THE FOREGOING, the undersigned in his capacity as chief financial officer of the Borrower, certifies that, both before and after giving effect to the Loans and other Extensions of Credit made on the Closing Date:

A. None of the Credit Parties intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature in their ordinary course.

B. None of the Credit Parties is engaged in any business or transaction, or is about to engage in any business or transaction, for which the assets of such Credit Party would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Credit Party is engaged or is to engage.

C. The present fair saleable value of the consolidated assets of the Credit Parties and their Subsidiaries, taken as a whole, measured on a going concern basis, is not less than the amount that will be required to pay the probable liability on the debts of such Credit Parties and their Subsidiaries, on a consolidated basis, as they become absolute and matured.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first above written in the undersigned’s capacity as the chief financial officer of the Borrower.

MORTON’S OF CHICAGO, INC.,
an Illinois corporation

By:
Name:
Title:

Schedule 5.2(b)

[FORM OF]

OFFICER’S COMPLIANCE CERTIFICATE

[Date]

The undersigned, on behalf of Morton’s of Chicago, Inc., an Illinois corporation (the “Borrower”) and in his capacity as an officer thereof, ,hereby certifies to Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”), and the Lenders party to the Credit Agreement referred to below, as follows:

1. This Certificate is delivered to you pursuant to Section 5.2(b) of the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Parent and its consolidated Subsidiaries dated as of                                                   and for the                                          period[s] then ended and such statements present fairly the financial position of the Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated in conformity with GAAP applied on a consistent basis.

3. I have reviewed the terms of the Credit Agreement and the related Credit Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Parent and its consolidated Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Based on such review, each of the Credit Parties during such accounting period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Credit Agreement to be observed, performed or satisfied by it. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. The Applicable Percentages and calculations determining such percentages are set forth on the attached Schedule 1 and the Credit Parties and their Subsidiaries are in compliance with the financial covenants contained in Section 5.9 of the Credit Agreement as shown on such Schedule 1 .

IN WITNESS WHEREOF, the undersigned in his capacity as an officer of the Borrower, has executed this Officer’s Compliance Certificate on behalf of the Borrower on the day and year first above written.

MORTON’S OF CHICAGO, INC.,
an Illinois corporation

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

Financial Covenant Calculation Worksheet

[to be completed by the Borrower]

Schedule 5.10

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     ,         , is by and among                                     , a                  (the “Subsidiary Guarantor”), Morton’s of Chicago, Inc., an Illinois corporation (the “Borrower”), and Wachovia Bank, National Association, in its capacity as Administrative Agent under that certain Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.10 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Credit Documents, including without limitation (a) all of the representations and warranties set forth in Article III of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the “indebtedness” (including the Credit Party Obligations) as defined in, and in accordance with, Article X of the Credit Agreement.

2. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.

3. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Pledge Agreement, and shall have all the rights and obligations of a “Pledgor” thereunder as if it had executed the Pledge Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement.

4. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Security Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Security Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Security Documents) to reflect the information shown on the attached Schedule A.

5. The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.

6. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

7. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

8. This Agreement shall be governed by and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law). The terms of Sections 9.14 and 9.17 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	MORTON’S OF CHICAGO, INC., an Illinois corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

to

Joinder Agreement

Schedules to Credit Agreement and Security Documents

Schedule 6.1

INDEBTEDNESS

Title	Dated	Parties to Agreement

Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing. Accompanied by a Loan Agreement and Promissory Note.	Mar. 27, 2001	FFCA Acquisition Corporation (later acquired by GE Capital Franchise Finance, the current Mortgagee); Morton’s of Chicago/Great Neck LLC.

Outstanding Letters of Credit in the amount of $271,801.	Jun. 1, 2005	Morton’s Restaurant Group, Inc.; Wells Fargo Foothill, Inc. Expires on Jun. 1, 2006.

Schedule 6.6

TRANSACTIONS WITH AFFILIATES

None

Schedule 9.6(c)

[FORM OF]

COMMITMENT TRANSFER SUPPLEMENT

Reference is made to the Credit Agreement, dated as of February     , 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings provided in the Credit Agreement.

                                 (the “Transferor Lender”) and                                  (the “Purchasing Lender”) agree as follows:

1. For an agreed consideration, the Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender, as of the Transfer Funding Date (as defined below), (a) all of the Transferor Lender’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as set forth on Schedule 1, and all instruments delivered pursuant thereto to the extent related to the principal amount and Commitment Percentage set forth on Schedule 1 attached hereto of all of such outstanding rights and obligations of the Transferor Lender under the respective facilities set forth on Schedule 1 (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Transferor Lender (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Transferor Lender and, except as expressly provided in this Commitment Transfer Supplement, without representation or warranty by the Transferor Lender.

2. The Transferor Lender (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Documents; and (c) in the case of an assignment of the entire remaining amount of the Transferor Lender’s Commitments, attaches any Note(s) held by it evidencing the Assigned Interest and requests that the Administrative Agent exchange the attached Note(s) for a new Note(s) payable to the Purchasing Lender.

3. The Purchasing Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment Transfer Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date (as defined below), it shall be bound by the provisions of the Credit Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iii) it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.1 thereof, the financial statements delivered pursuant to Section 5.1 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (b) agrees that it will (i) independently and without reliance upon the Transferor Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto and (ii) perform in accordance with its terms all the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.18 of the Credit Agreement; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

4. The effective date of this Commitment Transfer Supplement shall be                      ,          (the “Effective Date”). Following the execution of this Commitment Transfer Supplement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

5. The funding date for this Commitment Transfer Supplement shall be                      ,          (the “Transfer Funding Date”). On the Transfer Funding Date, any registration and processing fee shall be due and payable to the Administrative Agent pursuant to Section 9.6 of the Credit Agreement.

6. Upon such acceptance, recording and payment of applicable registration and processing fees, from and after the Transfer Funding Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Funding Date or accrue subsequent to the Transfer Funding Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Funding Date or, with respect to the making of this assignment, directly between themselves.

7. From and after the Transfer Funding Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

8. This Commitment Transfer Supplement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law).

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

TO COMMITMENT TRANSFER SUPPLEMENT

EFFECTIVE DATE:                 ,

Name of Transferor Lender:

Name of Purchasing Lender:

Transfer Funding Date of Assignment:

Credit Facility CUSIP Number:

Assigned Interest:

Facility Assigned	Principal Amount of Commitment/Loans Assigned	Commitment Percentage Assigned[1]	CUSIP Number
	$	%

[NAME OF PURCHASING LENDER]	[NAME OR TRANSFEROR LENDER]

By	By
Name:	Name:
Title:	Title:

Accepted (if required):	Consented to (if required):

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Administrative Agent, Swingline Lender and Issuing Lender	MORTON’S OF CHICAGO, INC., an Illinois corporation, as the Borrower

By:	By:
Name:	Name:
Title:	Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 9 decimal places and show as a percentage of the aggregate commitments of all Lenders.